ASSET PURCHASE AGREEMENT

DATED JULY 31, 2008,

BY AND AMONG

WIDEPOINT CORPORATION,

PROTEXX ACQUISITION CORPORATION,

PROTEXX INCORPORATED,

PETER LETIZIA,

CHARLES B. MANUEL, JR.

AND

WILLIAM TABOR.

ASSET PURCHASE AGREEMENT

        THIS ASSET PURCHASE AGREEMENT is made as of July 31, 2008 (the “Agreement”), by and among WidePoint Corporation, a Delaware corporation (“WidePoint”), Protexx Acquisition Corporation, a Delaware corporation (“Acquisition”), Protexx Incorporated, a Delaware corporation (“Protexx”), and Peter Letizia (“Letizia”), Charles B. Manuel, Jr. (“Manuel”) and William Tabor (“Tabor”) (with Letizia, Manuel and Tabor also being collectively referred to as the “Protexx Management Shareholders”). WidePoint, Acquisition, Protexx, Letizia, Manuel, Tabor, and the Protexx Management Shareholders are also hereinafter referred to individually as a “party” and collectively as the “parties.”

        WHEREAS, Protexx desires to sell to Acquisition and Acquisition desires to acquire from Protexx certain assets and assume certain specific liabilities of Protexx (the “Asset Purchase”) for the consideration and on the terms set forth in this Agreement;

        WHEREAS, certain intellectual property rights in software used by Protexx in the operation of Protexx’s Business (as herein defined) and related intellectual property have been conceived, developed, made, owned or otherwise by either or both of William Tabor and/or 22THEN LLC, each of whom has effectively and completely transferred all such intellectual property to Protexx prior to the date of this Agreement (collectively hereinafter referred to as the “Software Transfers”);

        WHEREAS, the Board of Directors of WidePoint and the Board of Directors of Acquisition have determined that the transactions contemplated by this Agreement (the “Transactions”) are in the best interests of WidePoint and Acquisition and their respective stockholders;

        WHEREAS, the Board of Directors of Protexx and the shareholders of Protexx have each determined that the Transactions to which Protexx is a party are in the best interest of Protexx and its shareholders;

        WHEREAS, each of the Protexx Management Shareholders have determined that the Transactions to which they are each a party are in their personal best interests, as well as being in the best interests of Protexx and its other shareholders; and

        WHEREAS, the parties desire to enter into this Agreement to set forth and memorialize their mutual understandings and agreements with respect to the subject matter hereof.

        NOW, THEREFORE, in consideration of the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the satisfaction of the terms and conditions set forth herein, the parties hereto intending to be legally bound do hereby agree as follows:

SECTION 1: INCORPORATION BY REFERENCE

The foregoing introductory paragraphs of this Agreement are hereby incorporated into this Agreement as if fully set forth herein.

SECTION 2: THE PURCHASE

    2.1.           Sale and Purchase of Specified Assets. On the Closing Date, effective as of the Closing and subject to the other terms and conditions of this Agreement, Protexx shall sell, transfer, assign and convey to Acquisition, and Acquisition shall purchase, all of Protexx’s right, title and interest in and to all of the Specified Assets (as defined in Section 2.1(a)), and Protexx shall assign to Acquisition, and Acquisition shall assume, the Specified Liabilities of Protexx (as defined in Section 2.1(b)).

        (a)    Specified Assets. The “Specified Assets” means all Assets of Protexx as of the Closing Date, wherever located and whether or not reflected on the Books and Records of Protexx, including the following Assets and excluding the Assets specifically excepted below:

            (i)     All Software owned or jointly owned by Protexx or under development by Protexx, including but not limited to all Software utilized in the Protexx Business and/or owned or developed by 22THEN LLC and/or William Tabor, all of which shall have been completely and effectively transferred to Protexx prior to the date of this Agreement.

            (ii)     All Intangibles owned by Protexx and/or utilized in the Protexx Business or under development by Protexx and/or any person or entity affiliated with Protexx, including but not limited to William Tabor, all of which shall have been completely and effectively transferred to Protexx prior to the date of this Agreement.

            (iii)     All Accounts Receivable (net of an allowance for doubtful accounts to be mutually agreed upon by the parties prior to the Closing) and all other current Assets including cash, prepaid expenses, security deposits, rent escrows, and other prepayments, deposits and escrows of Protexx, but excluding: (A) all prepayments and rights to refunds or credits of any Taxes other than any taxes relating to the Specified Assets to be transferred to Acquisition hereunder; and (B) all prepaid premiums and other prepayments and deposits with respect to Protexx’s Insurance Policies, Protexx’s Group Insurance Plans, Protexx’s Retirement Plans, and any other Contracts not purchased by Acquisition under this Agreement.

            (iv)     All of Tangible Property of Protexx. and/or utilized in the Protexx Business.

            (v)     All of Protexx’s Contract Rights under the Contracts, including all rights acquired by Protexx as a result of the merger of 22THEN LLC into Protexx as described in Section 4.1(b) of this Agreement, but excluding Contract Rights under:

                (A)     this Agreement and any other Contracts entered into by Protexx with WidePoint or Acquisition in connection with the Transactions;

                (B)     Contracts that constitute or evidence Employee Benefit Plans of Protexx;

                (C)     Contracts under which any rights in and/or any shares or other ownership interest in Protexx and/or 22THEN LLC (or any of their predecessors) was acquired;

                (D)     Contracts relating to the formation or acquisition of Protexx, 22THEN, or any of their respective predecessors;

                (E)     any Insurance Policies of Protexx; and

                (F)     any Contracts requiring a Consent that is not obtained on or before the Closing Date (“Non-Assigned Contracts”), provided that, once such Consent is obtained, the Non-Assigned Contracts shall be deemed, automatically and without further action by the parties, to be included in the Specified Assets as of the date such Consent is delivered to WidePoint (such Contracts not excluded by this Section 2.1(v), including any Non-Assigned Contracts that become Contracts included in any Specified Assets, shall be referred to as the “Assigned Contracts”); provided, however, that until such time as any Non-Assigned Contract becomes an Assigned Contract, Protexx shall hold each such contract in escrow and trust for the sole and exclusive benefit of Acquisition and WidePoint pursuant to Section 12.3, with Protexx directing each party to each such contract to make all payments due to Protexx under such contract from and after the Closing to thereafter be made solely to Acquisition.

            (vi)     All transferable rights under all Permits granted or issued to Protexx or otherwise held by Protexx, including all Permits to which Protexx is the successor or transferee as a result of merger of 22THEN with and into Protexx.

            (vii)     All of Protexx’s rights with respect to telephone numbers, telephone directory listings and advertisements, the name “Protexx” and all rights to use or allow others to use such name and variations thereof, and all of Protexx’s goodwill.

            (viii)     All of Protexx’s Books and Records, but excluding Tax Returns and Protexx’s Books and Records relating exclusively to Protexx’s Assets not included in the Specified Assets or to Protexx’s liabilities not included in the Specified Liabilities.

            (ix)     All of Protexx’s Claims, causes of action and other legal rights and remedies, whether or not known as of the Closing Date, relating to Protexx’s ownership of the Specified Assets and/or the operation of Protexx’s Business, including all rights of Protexx after the effectiveness of the merger of 22THEN with and into Protexx, but excluding causes of action and other legal rights and remedies of Protexx: (A) against WidePoint or Acquisition with respect to the Transactions contemplated by this Agreement; or (B) relating exclusively to Protexx’s Assets not included in the Specified Assets or to Protexx’s liabilities not included in the Specified Liabilities.

        (b)    Specified Liabilities of Protexx. The “Specified Liabilities of Protexx” means the following specifically described liabilities of Protexx as of the Closing Date, all of which shall be only those liabilities as specifically listed on Schedule 2.1(b) of this Agreement:

            (i)     The current and long-term liabilities of Protexx incurred in the normal and ordinary course of Protexx’s Business which shall be clearly reflected on the Closing Balance Sheet (as defined in, and to be prepared in accordance with, Section 3.2). Notwithstanding the foregoing, the Specified Liabilities shall not include: (A) any current, long-term or deferred liabilities for any Taxes specifically excluded pursuant to Section 2.2(a); (B) any current or long-term notes payable and all accrued interest with respect thereto, other than any current or long-term notes payable or capitalized leases for any of the Specified Assets; (C) any liabilities for overdrafts or any other liabilities with respect to bank accounts; (D) any accrued expenses with respect to Protexx’s Insurance Policies; and (E) any liabilities whatsoever to any shareholder, officer, director, employee or affiliate of Protexx.

            (ii)     The Obligations of Protexx that arise after the Closing Date under any and all Assigned Contracts, but only to the extent that such liabilities arise in the ordinary course of performing such Assigned Contracts, in accordance with their respective terms, after the Closing Date and are not due to any breach, default or other nonperformance by Protexx under any such Assigned Contract prior to Closing.

    2.2.           No Other Liabilities. Notwithstanding any other provision of this Agreement, Acquisition shall not purchase the Specified Assets subject to, and Acquisition shall not in any manner assume or be liable or responsible for any Obligations of Protexx other than the Specified Liabilities, and all Obligations of Protexx other than the Specified Liabilities shall remain the sole responsibility of Protexx after the effectiveness of the Closing. Without limiting the generality of the foregoing, and in addition to the liabilities excluded from the Specified Liabilities under Section 2.1(b), Acquisition shall not in any manner assume or be liable or responsible for, or acquire any Assets of Protexx subject to, any of the following Obligations of Protexx, whether or not reflected on the Closing Balance Sheet:

        (a)    Taxes. Except as otherwise provided for in this Agreement, including without limitation in Section 2.3, any Obligation for any Tax including: (i) any Tax payable by Protexx with respect to Protexx’s Business; and (ii) any Tax payable by Protexx with respect to the ownership, possession, purchase, lease, sale, disposition or use of any of Protexx’s Assets at any time on or before the Closing Date.

        (b)    Claims and Proceedings. Any Obligation related to or arising out of any Claim or Proceeding existing as of the Effective Time, or based upon a fact, action, failure to act or occurrence that arises prior to the Closing Date.

        (c)    Post-Closing. Any Obligation that is incurred or arises after the Closing Date, or that relates to any Proceeding of Protexx or other event relating to Protexx that occurs or circumstances that exist after the Closing Date.

        (d)    Transaction Related. Except as otherwise contemplated by this Agreement, any Obligation that was or is incurred by Protexx and/or the Protexx Management Shareholders in connection with the negotiation, execution or performance of this Agreement.

        (e)    Employees and Benefits. Any Obligation of Protexx relating to its employees, consultants or affiliates or any benefits provided by Protexx to any of its employees, consultants or affiliates.

        (f)    Infringement. Any Obligation arising in connection with or related to any infringement or alleged infringement by Protexx or its employees, consultants or affiliates, including but not limited to the Protexx Management Shareholders, of any Software or Intangible of any Person.

        (g)    Encumbrances. Other than with respect to Permitted Liens and Specified Contracts, any Encumbrance on or affecting Protexx’s Assets, including the Specified Assets.

    2.3.           Transfer Taxes/Filing Fees. All filing fees, transfer, sales and other similar taxes arising from the Software Transfers and/or the Asset Purchase shall be borne by Protexx. WidePoint may offset from any payment otherwise due to Protexx under this Agreement any such fees and expenses.

SECTION 3: PURCHASE PRICE AND CLOSING BALANCE SHEET

    3.1.           Purchase Price and Allocation.

        (a)    Purchase Price. Subject to the adjustments described in this Section 3, the total purchase price for the Specified Assets (“Purchase Price”) shall consist of: (i) a cash payment by Acquisition to Protexx in the amount of One Dollar ($1.00), (the “Cash Amount”), (ii) the assumption by Acquisition of the Specified Liabilities of Protexx, and (iii) the Earnout Amount (as defined in Section 3.3(a)).

        (b)    Payment of the Purchase Price. WidePoint shall cause the Purchase Price to be paid as follows:

            (i)    Closing Payments. At the Closing, WidePoint shall cause Protexx to be paid the Cash Amount of One Dollar ($1.00).

            (ii)    Payments Following Closing. The Earnout Amount shall be paid to Protexx as provided in Section 3.3.

    3.2.           Closing Balance Sheet. Immediately prior to the Closing, Protexx shall prepare or cause to be prepared a consolidated balance sheet of Protexx (the “Closing Balance Sheet”) as of the close of business on the business day immediately prior to the Closing Date (the “Effective Time”). The Closing Balance Sheet shall be prepared in accordance with GAAP, and be accompanied by schedules setting forth in reasonable detail all Assets and liabilities included therein (excluding any liabilities incurred upon the Closing). Such Closing Balance Sheet or the accompanying schedules shall contain sufficient detail of the tangible Assets and liabilities of Protexx and its subsidiaries for the final determination of the Specified Assets and the Specified Liabilities of Protexx as of the Effective Time. Protexx shall deliver a draft Closing Balance Sheet to WidePoint and Acquisition at least five (5) business days prior to the Closing. Protexx shall deliver a final Closing Balance Sheet to WidePoint and Acquisition at the Closing.

    3.3.           Earnout.

        (a)    Amount of Earnout. All provisions of Section 3 of this Agreement are subject to this Section 3.3(a). The Purchase Price shall include the right of Protexx to receive an aggregate of up to Nine Million Dollars ($9,000,000) (the “Earnout Amount”), with fifty percent (50%) of any Earnout Amounts being payable in cash and fifty percent (50%) of any Earnout Amounts being payable in privately issued shares of common stock of WidePoint (the “Earnout Shares”), subject to the Protexx Business acquired by Acquisition from Protexx and thereafter operated by Acquisition after the Closing achieving or exceeding the financial requirements as set forth below. Any payment that is earned under this earnout (the “Earnout Payment”) shall be paid after the end of the Earnout Period, as further set forth in Section 3.3(b).

            (i)       Maximum Earnout in a Year. All provisions of Section 3 of this Agreement are subject to this Section 3.3(a)(i). If the Protexx Business acquired by Acquisition achieves the maximum performance levels set forth in greater detail below in Section 3.3(a)(ii) for the calendar year 2008, then Protexx shall have the opportunity to earn the total Earnout Amount of $9,000,000.00 for the calendar year 2008, in which event there will be no earnout for the calendar year of 2009. If the Protexx Business acquired by Acquisition does not achieve the maximum performance levels set forth in greater detail below in Section 3.3(a)(ii) for the calendar year 2008, then Protexx shall have the opportunity to earn the applicable portion of the Earnout Amount as set forth below in Section 3.3(a)(ii). If Protexx earns less than $4,500,000.00 of the Earnout Amount for the calendar year of 2008, then the maximum portion of the Earnout Amount that Protexx will have the opportunity to earn for the calendar year of 2009 shall be up to $4,500,000.00, as described in greater detail below in Section 3.3(a)(iii). If Protexx earns more than $4,500,000.00 of the Earnout Amount for the calendar year of 2008, then the maximum portion of the Earnout Amount that Protexx will have the opportunity to earn for the calendar year of 2009 shall equal to the difference between (i) $4,500,000.00 (the maximum portion of the Earnout Amount for 2009) minus (ii) the amount of earnout earned by Protexx for 2008 which exceeds $4,500,000. For purposes of clarity, Schedule 3.3 of this Agreement sets forth in greater detail examples and sample calculations on revenue recognition, expense allocations, EBITDA calculations, and other information related to the earnouts under this Agreement.

            (ii)       2008 Earnout. For the calendar year 2008, the Protexx Business acquired by Acquisition must achieve earnings before interest, taxes, depreciation and amortization, excluding any amortization expenses from any software development costs (“EBITDA”), of greater than forty percent (40%) of revenues realized for the calendar year (the “Minimum EBITDA”) in order to qualify for any Earnout Amount.

                (A)        For the calendar year of 2008, if the Protexx Business acquired by Acquisition recognizes revenues for that calendar year of at least Three Million Dollars ($3,000,000.00) and up to Five Million Dollars ($5,000,000.00), and the Minimum EBITDA is also achieved for that calendar year, then Protexx shall earn One Million One Hundred Twenty-Five Thousand Dollars ($1,125,000.00) of the Earnout Amount (which is equal to 25% of $4,500,000.00).

                (B)        For the calendar year of 2008, if the Protexx Business acquired by Acquisition recognizes revenues for that calendar year of greater than Five Million Dollars ($5,000,000.00) and up to Seven Million Dollars ($7,000,000.00), and the Minimum EBITDA is also achieved for that calendar year, then Protexx shall earn Two Million Two Hundred Fifty Thousand Dollars ($2,250,000.00) of the Earnout Amount (which is equal to 50% of $4,500,000.00).

                (C)        For the calendar year of 2008, if the Protexx Business acquired by Acquisition recognizes revenues for that calendar year of greater than Seven Million Dollars ($7,000,000.00) and up to Eight Million Dollars ($8,000,000.00), and the Minimum EBITDA is also achieved for that calendar year, then Protexx shall earn Three Million Three Hundred Seventy-Five Thousand Dollars ($3,375,000.00) of the Earnout Amount (which is equal to 75% of $4,500,000.00).

                (D)        For the calendar year of 2008, if the Protexx Business acquired by Acquisition recognizes revenues for that calendar year of greater than Eight Million Dollars ($8,000,000.00) and up to Fourteen Million Dollars ($14,000,000.00), and the Minimum EBITDA is also achieved for that calendar year, then Protexx shall earn Four Million Five Hundred Thousand Dollars ($4,500,000.00) of the Earnout Amount (which is equal to 100% of $4,500,000.00).

                (E)        For the calendar year of 2008, if the Protexx Business acquired by Acquisition recognizes revenues for that calendar year of greater than Fourteen Million Dollars ($14,000,000.00) and up to Twenty-Nine Million Dollars ($29,000,000.00), and the Minimum EBITDA is also achieved for that calendar year, then Protexx shall earn Five Million Six Hundred Twenty-Five Thousand Dollars ($5,625,000.00) of the Earnout Amount.

                (F)        For the calendar year of 2008, if the Protexx Business acquired by Acquisition recognizes revenues for that calendar year of greater than Twenty-Nine Million Dollars ($29,000,000.00) and up to Thirty Eight Million Dollars ($38,000,000.00), and the Minimum EBITDA is also achieved for that calendar year, then Protexx shall earn Six Million Seven Hundred Fifty Thousand Dollars ($6,750,000.00) of the Earnout Amount.

                (G)        For the calendar year of 2008, if the Protexx Business acquired by Acquisition recognizes revenues for that calendar year of greater than Thirty Eight Million Dollars ($38,000,000.00) and up to Forty-Two Million Dollars ($42,000,000.00), and the Minimum EBITDA is also achieved for that calendar year, then Protexx shall earn Seven Million Eight Hundred Seventy-Five Thousand Dollars ($7,875,000.00) of the Earnout Amount.

                (H)        For the calendar year of 2008, if the Protexx Business acquired by Acquisition recognizes revenues for that calendar year of greater than Forty-Two Million Dollars ($42,000,000.00), and the Minimum EBITDA is also achieved for that calendar year, then Protexx shall earn the maximum Earnout Amount of Nine Million Dollars ($9,000,000.00).

            (iii)       2009 Earnout. In the event the maximum Earnout Amount of $9,000,000.00 is not earned by Protexx for the calendar year 2008, then Protexx shall have the opportunity to earn for the calendar year 2009 the lesser of either (x) $4,500,000.00 or (y) the difference between $9,000,000 and the actual amount earned by Protexx for the calendar year 2008. If Protexx earns more than $4,500,000.00 of the Earnout Amount for the calendar year of 2008, then the maximum portion of the Earnout Amount that Protexx will have the opportunity to earn for the calendar year of 2009 shall equal to the difference between (i) $4,500,000.00 (the maximum portion of the Earnout Amount for 2009) minus (ii) the amount of earnout earned by Protexx for 2008 which exceeds $4,500,000. For the calendar year 2009, the Protexx Business acquired by Acquisition must have the Minimum EBITDA in order to qualify for any Earnout Amount.

                (A)        For the calendar year of 2009, if the Protexx Business acquired by Acquisition recognizes revenues for that calendar year of at least Six Million Dollars ($6,000,000.00) and up to Fifteen Million Dollars ($15,000,000.00), and the Minimum EBITDA is also achieved for that calendar year, then Protexx shall earn One Million One Hundred Twenty-Five Thousand Dollars ($1,125,000.00) of the Earnout Amount (which is equal to 25% of $4,500,000.00).

                (B)        For the calendar year of 2009, if the Protexx Business acquired by Acquisition recognizes revenues for that calendar year of greater than Fifteen Million Dollars ($15,000,000.00) and up to Twenty-Four Million Dollars ($24,000,000.00), and the Minimum EBITDA is also achieved for that calendar year, then Protexx shall earn Two Million Two Hundred Fifty Thousand Dollars ($2,250,000.00) of the Earnout Amount (which is equal to 50% of $4,500,000.00).

                (C)        For the calendar year of 2009, if the Protexx Business acquired by Acquisition recognizes revenues for that calendar year of greater than Twenty-Four Million Dollars ($24,000,000.00) and up to Twenty-Eight Million Dollars ($28,000,000.00), and the Minimum EBITDA is also achieved for that calendar year, then Protexx shall earn Three Million Three Hundred Seventy-Five Thousand Dollars ($3,375,000.00) of the Earnout Amount (which is equal to 75% of $4,500,000.00).

                (D)        For the calendar year of 2009, if the Protexx Business acquired by Acquisition recognizes revenues for that calendar year of greater than Twenty-Eight Million Dollars ($28,000,000.00), and the Minimum EBITDA is also achieved for that calendar year, then Protexx shall earn Four Million Five Hundred Thousand Dollars ($4,500,000.00) of the Earnout Amount (which is equal to 100% of $4,500,000.00).

            (iv)       Earnout Shares. At the Closing, WidePoint shall privately issue shares of common stock of WidePoint in the name of Protexx (the “Escrow Shares”), which Escrow Shares shall be physically delivered to the law firm of Foley & Lardner LLP (the “Escrow Agent”), to be held in escrow pursuant to the terms of the Escrow Agreement attached hereto as Exhibit A for purposes of the possible release of the Escrow Shares as part of the potential Earnout Amount that Protexx may achieve for the calendar year 2008. The number of Escrow Shares that WidePoint shall privately issue at the Closing in the name of Protexx and deliver to the Escrow Agent to be held in escrow pursuant to the terms of the Escrow Agreement shall be equal to the number of whole shares of WidePoint common stock that results from Two Million Two Hundred Fifty Thousand Dollars ($2,250,000.00) divided by the greater of (x) One Dollar ($1.00) or (y) the average closing sale price of the WidePoint common stock as quoted on the American Stock Exchange (“AMEX”) for the twenty (20) trading days immediately preceding the Closing Date. For the calendar year of 2009, Protexx shall have the opportunity to earn an additional Two Million Two Hundred Fifty Thousand Dollars ($2,250,000.00) worth of privately issued shares of WidePoint common stock as part of the Earnout Amount for that calendar year. The maximum number of whole shares of WidePoint common stock that Protexx shall have the opportunity to earn for the calendar year of 2009 shall be equal the number of whole shares of WidePoint common stock that results from Two Million Two Hundred Fifty Thousand Dollars ($2,250,000.00) divided by the greater of (x) One Dollar and Twenty-Five Cents ($1.25) or (y) the average closing sale price of the WidePoint common stock as quoted on the AMEX for the twenty (20) trading days immediately preceding December 31, 2009.

        (b)    Calculation and Payment of Earnout Payment. (i) WidePoint shall deliver to Protexx, upon the filing by WidePoint of the WidePoint Annual Report on Form 10-K with the Securities and Exchange Commission after the end of each of the calendar year 2008 and the calendar year 2009, a statement of the revenues of the Protexx Business acquired by Acquisition and the achievement or shortfall of the Minimum EBITDA for that applicable calendar year of the Earnout Period (“Earnout Statement”). The Earnout Statement shall be prepared in accordance with GAAP, in all cases as GAAP is expressly modified by the terms of this Agreement and the Earnout Statement.

            (ii)        WidePoint and Protexx shall in good faith attempt to agree upon the amount of the Earnout Payment, if any, within thirty (30) days after the receipt by Protexx of each Earnout Statement. If the parties are able to agree on the amount of the Earnout Payment for a particular calendar year during the Earnout Period, then WidePoint, directly or through one of its subsidiaries, shall make the Earnout Payment within fifteen (15) business days after the expiration of such 30-day period.

            (iii)        In the event of a dispute regarding an Earnout Payment, the undisputed portion of the Earnout Payment, if any, shall be paid within fifteen (15) business days after an agreement as to the undisputed portion of an Earnout Payment is reached. Any disputed portion of the Earnout Payment shall be determined, at WidePoint’s expense, by WidePoint’s Accountants, and WidePoint shall deliver the report of WidePoint’s Accountants on the Earnout Payment (“Earnout Report”) to Protexx within one hundred twenty (120) days after the end of the Earnout Period.

            (iv)        Protexx shall notify WidePoint of any objections to the Earnout Report within sixty (60) days after Protexx receives the Earnout Report. If Protexx does not notify WidePoint of any objections to the Earnout Report by the end of that sixty-day period, then the Earnout Report, as prepared by WidePoint’s Accountants, shall be considered final on the last day of that sixty-day period.

            (v)        If Protexx does notify WidePoint of any objections to the Earnout Report by the end of that sixty-day period, and WidePoint and Protexx are unable to resolve their differences within fifteen (15) days thereafter, then the disputed items on the Earnout Report shall be reviewed, as soon as reasonably possible, at the expense of Protexx by Protexx’s Accountants. Protexx and WidePoint shall instruct their respective Accountants to, in good faith, use reasonable efforts to resolve such disputed items to their mutual satisfaction and to deliver a final Earnout Report to Protexx and WidePoint as soon as reasonably possible.

            (vi)        If Protexx’s Accountants and WidePoint’s Accountants are unable to resolve any such disputed items within thirty (30) days after receiving such instructions, then the remaining disputed items shall be submitted to either (A) one arbitrator as mutually agreed upon by each of Protexx and WidePoint within thirty (30) days after the expiration of the preceding 30-day period during which Protexx’s Accountants and WidePoint’s Accountants are unable to resolve any such disputed items or (B) in the event Protexx and WidePoint are not able to mutually agreed upon an arbitrator, then each of Protexx and WidePoint shall select one (1) arbitrator and then those two (2) selected arbitrators shall select a third arbitrator, with such three (3) arbitrators to then meet promptly thereafter to resolve any disputed portion of such Earnout Payment. The decision by such arbitrator(s) shall be binding upon the parties. Protexx and WidePoint shall each pay for fifty percent (50%) of the costs of such arbitration. The arbitrator(s) shall be instructed to deliver a final Earnout Report to Protexx and WidePoint as soon as possible, which shall be final and binding on the parties. Within fifteen (15) business days after the Earnout Report is finalized in accordance with this Section 3.3(b), any unpaid portion of the Earnout Payment, if any, shall be paid to Protexx.

    3.4.           Currency and Method of Payment. All dollar amounts stated in this Agreement are stated in United States currency, and all payments required under this Agreement shall be paid in United States currency. All cash payments required under this Agreement shall be made as follows: (a) any payment may be made by wire transfer of immediately available United States federal funds; (b) any payment exceeding $100,000 shall be made by wire transfer of immediately available United States federal funds; (c) any payment exceeding $10,000, but not exceeding $100,000, may be made by bank certified, treasurer’s or cashier’s check; and (d) any payment not exceeding $10,000 may be made by ordinary check.

    3.5.           Prorations. The following prorations relating to the Specified Assets or Specified Liabilities will be made as of the Effective Time, with Protexx remaining liable to the extent such items relate to any time period up to and including the Effective Time if not already taken into account on the Closing Balance Sheet, and with Acquisition becoming liable to the extent such items relate to periods subsequent to the Effective Time. Except as otherwise specifically provided herein, the net amount of all such prorations will be settled and paid at the Closing or as soon thereafter as mutually agreed upon by the parties:

        (a)     Personal property taxes, real estate taxes and assessments, and other Taxes, if any, on or with respect to the Assets; provided that special assessments for work actually commenced or levied prior to the date of this Agreement shall be paid by Protexx.

        (b)     Rents, additional rents, taxes and other items payable by Protexx under any lease, license, permit, contract or other agreement or arrangement of Protexx to be assigned to or assumed by Acquisition.

        (c)     The amount of rents, taxes and charges for sewer, water, fuel, telephone, electricity and other utilities; provided that if practicable, meter readings shall be taken at the Effective Time and the respective obligations of the parties determined in accordance with such readings.

        (d)     All other items normally adjusted in connection with similar transactions.

        If the actual expense of any of the above items for the billing period within which the Effective Time falls is not known at the time of the Closing, then the proration shall be made based on the expense incurred in the previous billing period, for expenses billed less often than quarterly, and on the average expense incurred in the preceding three billing periods, for expenses billed quarterly or more often. Protexx agrees to furnish Acquisition with such documents and other records as shall be reasonably requested in order to confirm all proration calculations.

    3.6.           Allocation of Consideration. The aggregate consideration, including the Purchase Price and the assumption of the Specified Liabilities, shall be allocated for tax purposes among the Specified Assets and the noncompetition covenants set forth in Section 7.3 in accordance with Schedule 3.6. WidePoint, Protexx and Acquisition will file all Tax Returns and other related forms, reports and documents made by them to any governmental agencies in a manner consistent with such allocation and will not take any position inconsistent with such allocation. To the extent that disclosures of this allocation are required to be made by Protexx to the IRS or any other Tax authority or agency, Protexx will disclose such reports to WidePoint at least thirty (30) days prior to filing with the IRS or any other Tax authority or agency.

SECTION 4: REPRESENTATIONS AND WARRANTIES OF PROTEXX AND THE PROTEXX MANAGEMENT SHAREHOLDERS

        Knowing that WidePoint and Acquisition rely thereon, Protexx, and the Protexx Management Shareholders jointly and severally, make the following representations and warranties to WidePoint and Acquisition, except Manuel does not make the representations contained in sections 4.7, 4.9, 4.13, 4.17 and 4.26 (insofar as section 4.26 relates to sections 4.7, 4.9, 4.13 and 4.17).

    4.1.           Organization.

        (a)     Protexx is a limited liability company validly formed and existing under the Laws of the State of Delaware. Protexx possesses the full corporate power and authority to own its Assets and to conduct its business as and where presently conducted. Protexx is duly qualified or registered to do business in each jurisdiction where such qualification or registration is required by applicable Law, except where the lack of such qualification or registration would not have a Material Adverse Effect. Except as set forth on Schedule 4.1, Protexx does not own any subsidiaries. Except as set forth on Schedule 4.1, there are no predecessors to Protexx. Schedule 4.1 states with respect to Protexx: (a) its federal employer identification number; (b) its officers, employees and shareholders; (c) its registered agent and/or office in its jurisdiction of formation (if applicable); (d) all foreign jurisdictions in which it is qualified or registered to do business and its registered agent in each such jurisdiction; (e) its headquarters’ address, telephone number and facsimile number; (f) all fictitious, assumed or other names of any type that are registered or used by it or under which it has done business at any time since its date of formation; and (g) any name changes, recapitalizations, mergers, reorganizations or similar events since its date of formation. Accurate and complete copies of Protexx’s articles of organization and bylaws, each as amended to date (collectively, the”Organizational Documents”), are attached to Schedule 4.1.

        (b)     22THEN LLC was a limited liability company duly formed and validly existing under the laws of the State of Delaware (“22THEN”). The persons who constituted the Board of Directors of Protexx were the same persons who constituted the Board of Managers of 22THEN. The persons who constituted all the shareholders of Protexx were the same persons who constituted all the members of 22THEN on a pro rata basis. Pursuant to Special Meetings of the Board of Directors of Protexx and the Board of Members of 22THEN, each duly conducted on January 11, 2008, and pursuant to Special Meetings of the shareholders of Protexx and the members of 22THEN, each duly conducted on January 11, 2008, each of Protexx and 22THEN duly and properly agreed to the merger of 22THEN with and into Protexx, which merger was duly and properly consummated on January 17, 2008 after the revival of 22THEN on that same date, with such revival and merger being evidenced by the Certificate of Revival and the Certificate of Merger, each as duly filed with the State of Delaware on January 17, 2008. Accurate and complete copies of such Certificate of Revival of 22THEN and the Certificate of Merger of 22THEN with and into Protexx are each attached hereto on Schedule 4.1. The result of such revival of 22THEN and the subsequent merger of 22THEN with and into Protexx is that Protexx is now the sole owner of all assets and liabilities of any and all types whatsoever of 22THEN. The assets and liabilities of 22THEN immediately prior to such merger with Protexx are listed on Schedule 4.1.

        (c)     Protexx of the Americas, Inc. (“Protexx Americas”) was duly incorporated and organized and was validly existing and in good standing under the laws of the State of Florida from the date of its incorporation up to and including the date of its administrative dissolution by the State of Florida, with such dissolution being duly effective under Florida law on September 14, 2007. Protexx Americas never had any business activities, personnel, assets or liabilities whatsoever from the date of its incorporation up to and including the date of its dissolution under Florida law. The dissolution of Protexx Americas did not have and will not have any affect whatsoever on the Agreement or the transactions contemplated thereby. Written evidence of the administrative dissolution of Protexx Americas by the State of Florida is attached hereto on Schedule 4.1.

    4.2.           Effect of Agreement.

        (a)     Protexx’s execution and delivery of this Agreement and, as of the Closing, any ancillary agreements and instruments provided for herein (each an “Ancillary Agreement”) to which Protexx is or will be a party, its consummation of the Asset Purchase and its performance of its obligations hereunder and thereunder: (i) has been duly authorized by all corporate action required by its Organizational Documents and applicable Delaware Law other than Protexx shareholder approval; (ii) is not in violation of and does not constitute a default under its Organizational Documents; (iii) except as set forth in Schedule 4.2(A), does not constitute a default or breach (immediately or after the giving of notice, passage of time or both) under any Contract or other understanding of any type whatsoever to which Protexx is a party or by which Protexx is bound or to which any of the Assets of Protexx are subject; (iv) does not constitute a violation of any Law, Judgment or Order that is applicable to Protexx or to the business or Assets of Protexx, or to the Asset Purchase, including but not limited to the Software Transfers; (v) except Encumbrances created pursuant to this Agreement in favor of the parties thereto and except as stated on Schedule 4.2(A), does not result in the creation of any Encumbrance (other than a Permitted Lien) upon, or give to any third party any interest in, any of the business or Assets of Protexx, or any of the interests in Protexx; and (vi) except as set forth in Schedule 4.2(A), does not require the consent of any Person. This Agreement constitutes and, as of the Closing, any Ancillary Agreement to which Protexx will be a party will constitute, a the valid and legally binding agreement of Protexx, enforceable against Protexx in accordance with its terms.

    4.3.           Shareholders and Ownership.

        (a)     As of the date of this Agreement, Schedule 4.3(A) is an accurate and complete list as of the date hereof of: (i) the full legal names of all shareholders of Protexx and all other persons and entities that have any right to acquire any equity interest in Protexx (including but not limited to stock options and/or warrants); (ii) the addresses of their respective current principal residences; and (iii) their social security numbers or federal tax identification numbers. There are no other record owners of any equity interests of Protexx, or any other securities of Protexx, and there currently are no other issued or outstanding equity securities of Protexx other than its common stock. All securities of Protexx have been duly authorized, validly issued in compliance with all applicable laws, rules and regulations, fully paid, non-assessable, and not subject to any legal or equitable claims nor rights of rescission.

    4.4.           Financial and Corporate Records. The Books and Records of Protexx are and have been properly prepared and maintained in form and substance adequate for preparing audited financial statements in accordance with GAAP. Such Books and Records are and have been maintained in form and substance in compliance with GAAP and all applicable rules and regulations of the Laws to which Protexx are subject. Protexx has each made available to WidePoint true and complete copies of its respective minute books and stock record books to the extent it has or maintains such books (the “Corporate Records”).

    4.5.           Compliance with Law.

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        (a)     The operations of Protexx, the conduct of the Protexx Business, as and where such business presently is conducted, and the ownership, possession and use of the Assets of Protexx comply, in all material respects, with all applicable Laws. Except as set forth on Schedule 4.5, Protexx has obtained and currently holds all Permits required for the lawful operation of its business as and where such business is presently conducted, except where the failure to obtain or hold such Permit would not have a Material Adverse Effect. Except as set forth on Schedule 4.5, Protexx has obtained all exemptive or other necessary relief from each applicable governmental agency as necessary to conduct its business, and currently is operating in compliance with any and all conditions imposed by each applicable governmental agency in granting such relief.

        (b)     Patriot Act Matters. Protexx maintains documentation adequate to verify the accurate contact information, including identity and street address, for all its proprietary traders and customers as required by the USA Patriot Act, formerly known as the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “Patriot Act”). To Protexx’s Knowledge: (i) none of the employees, customers or clients of Protexx is identified as a suspected terrorist or other prohibited individual, entity or organization described on the United States Department of Treasury’s Office of Foreign Assets Control (“OFAC”) “Specially Designated Nationals” (“SDN”) list available at OFAC’s website address (www.treas.gov.ofac) as of the date hereof; (ii) no employees, customers or clients have used any proceeds generated from their trading activities for the benefit of individuals, entities or organizations from a country embargoed or restricted by the United States government, as listed on OFAC’s website; (iii) no employees, customers or clients have used the proceeds generated from their activities for any illegal purpose, including money laundering or terrorist financing activities; and (iv) its employees, customers or clients comply with all relevant provisions of the Patriot Act.

    4.6.           Regulatory Matters.

        (a)     Protexx and its employees, agents, associates, shareholders, members or contractors who are required to be licensed or registered with any federal and/or state governmental agency by reason of their association with Protexx and/or Protexx’s Business are duly registered as such and such registrations are in full force and effect. All Governmental or Regulatory Entity registration requirements have complied with and such registrations as currently filed, and all periodic reports required to be filed with respect thereto, are accurate and complete in all material respects.

        (b)     To Protexx’s Knowledge, there are no facts or circumstances pertaining to Protexx that would: (i) cause any Governmental or Regulatory Entity to not approve the transfer of Protexx’s Business and substantially all of its assets at the time of this Agreement and as of the Closing from Protexx and its current owners to Acquisition and WidePoint; or (ii) materially and adversely affect Acquisition’s ability to conduct Protexx’s Business as conducted by Protexx immediately prior to the Closing.

        (c)     Except as set forth in Schedule 4.6(C), neither Protexx nor any of its associated persons (as defined in Section 3(a)(21) of the 1934 Act) is subject to any order, directive or enforcement action by, or party to any written agreement, memorandum of understanding or commitment letter with, or similar undertaking with respect to, or otherwise relating to, Protexx’s Business, has been ordered to pay any civil penalty or fine by, or is a recipient of any supervisory letter from, or has adopted any board or member resolutions at the request or direction of any Governmental or Regulatory Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management, or any other aspect of its business (each, a “Regulatory Agreement”), nor has Protexx been advised in any other manner by any Governmental or Regulatory Entity that it is considering issuing or requesting such a Regulatory Agreement. Except as set forth in Schedule 4.6(C), neither Protexx nor any of its respective associated persons (as defined in Section 3(a)(21) of the 1934 Act) has been convicted within the past ten years of any felony or misdemeanor described in Section 15(b)(4) of the 1934 Act, or is, by reason of any misconduct, permanently or temporarily enjoined from acting in the capacities, or engaging in the activities, described in Section 15(b)(4)(C) of the 1934 Act.

        (d)     Schedule 4.6(D) sets forth all Governmental or Regulatory Entities with which Protexx is required to be registered, licensed, and/or file any reports, as of the date of this Agreement; and except as listed on Schedule 4.6(D) or Schedule 4.1, neither Protexx or any of its respective employees, directors, or shareholders, by virtue of their respective activities with respect to the Protexx Business, is required to be so registered or obtain such a license or similar authorization from any Governmental or Regulatory Entity. Protexx has not exceeded in any material respect the business activities enumerated in any agreements or other limitations imposed in connection with its registrations, forms and reports filed with any Governmental or Regulatory Entity. Protexx has filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required by Law to file with any Governmental or Regulatory Entity, and Protexx has paid all fees and assessments due and payable in connection therewith. The information contained in such registrations, forms and reports was true and complete in all material respects as of the date of filing thereof. Each such registration is in full force and effect on the date of this Agreement. Except as set forth in Schedule 4.6(D), and except for routine examinations conducted by any Governmental or Regulatory Entity in the regular course of business, no Governmental or Regulatory Entity has initiated any formal or informal Proceeding or investigation into the business or operations of Protexx or its subsidiaries. Except as set forth on Schedule 4.6(D), there is no unresolved violation or deficiency identified by, or to Protexx’s Knowledge threatened by, any Governmental or Regulatory Entity with respect to Protexx.

    4.7.           Financial Statements. Schedule 4.7(A) includes accurate and complete copies of the following financial statements (“Financial Statements”) of Protexx: (a) a balance sheet as of each of December 31, 2005, December 31, 2006, and December 31, 2007 for Protexx; and (b) statements of income, statements of shareholders’ equity, and statements of cash flows for the fiscal years ended December 31, 2006 and December 31, 2007. Schedule 4.7(B) includes an accurate and complete copy of a balance sheet of Protexx as of January 31, 2008 (“Recent Balance Sheet”) and related financial statements (collectively, the “Financial Statements”), including statements of income, statements of members’ capital, and statements of shareholders equity prepared by the management of Protexx on an ongoing basis since the beginning of the current fiscal year through June 30, 2008. All of the Financial Statements were prepared in accordance with GAAP. Each balance sheet included in the Financial Statements fairly presents the financial condition of Protexx as of the date indicated therein. Each of the income statements included in the Financial Statements fairly presents the results of operations of Protexx as of the dates and for the periods indicated. All of the Financial Statements were prepared in accordance with GAAP as applied to interim period financial statements, and all adjustments that are necessary for a fair presentation thereof (consisting only of normal recurring adjustments) have been made. All of the normal recurring adjustments made to the Financial Statements are listed on Schedule 4.7(C).

    4.8.           Operations Since the Date of the Recent Balance Sheet. Except as set forth on Schedule 4.8 or as specifically identified in this Agreement, from the date of the Recent Balance Sheet to the date of this Agreement and through to the Closing Date:

        (a)     Protexx has not: (i) created or assumed any Encumbrance other than a Permitted Lien upon any of its business or material Assets; (ii) purchased, leased, sold, abandoned or otherwise acquired or disposed of any business or material Assets; (iii) waived any material right or canceled any debt or claim; (iv) assumed or entered into any material Contract other than this Agreement and any agreement contemplated hereby; or (v) increased, or authorized an increase in, the dividends, distributions, compensation or benefits paid or provided to its shareholders, directors, officers, employees, agents or representatives.

        (b)     Protexx has not incurred any Obligation, made any loan to any Person, acquired or disposed of any business or material Assets, entered into any Contract or other transaction, or done any of the other things described in Section 4.8(a), involving an amount exceeding five thousand dollars ($5,000) individually or in the aggregate with respect to all such Persons.

        (c)     There has been no material casualty loss affecting Protexx or the business, Assets or financial condition of Protexx.

        (d)     Protexx has not paid any deferred bonuses or compensation due to any shareholder, director, officer, employee, or agent of Protexx, except to the extent such deferred bonuses or compensation was accrued on the Recent Balance Sheet.

    4.9.           Accounts Receivable. All Accounts Receivable included in the Recent Balance Sheet arose in the ordinary course of business and are collectable (net of reserves shown on the Recent Balance Sheet for doubtful accounts) in the ordinary course of business without the necessity of commencing legal proceedings. There are no refunds, discounts, rights of setoff or assignment affecting any such Accounts Receivable. Proper amounts of deferred revenues appear on the Books and Records of Protexx, in accordance with GAAP, with respect to all of Protexx’s: (a) billed but unearned Accounts Receivable; (b) previously billed and collected Accounts Receivable still unearned; and (c) unearned customer deposits.

    4.10.           Tangible Assets. Protexx has good and marketable title to all of its owned tangible Specified Assets, free and clear of any Encumbrances, except for Permitted Liens and as set forth in the Recent Balance Sheet and Schedule 4.10. Protexx is the sole and exclusive owner of all the Specified Assets and no other person or entity whatsoever has any right, claim or interest (equitable or otherwise) in any of the Specified Assets. Schedule 4.10 sets forth a list of all equipment leases of Protexx providing for annual payments in excess of one thousand dollars ($1,000) indicating: (a) the name of the lessee (including any leases on which Protexx is a guarantor); (b) description of the equipment; (c) current term; (d) monthly rental cost; and (e) lessor.

    4.11.           Real Property. Protexx does not currently own and has never owned any Real Property. Schedule 4.11 includes a detailed list of all Real Property leased by Protexx or whose lease is guaranteed by Protexx (collectively, the “Protexx Real Property”), indicating: (a) the name of the tenant (including any leases on which Protexx is a guarantor); (b) location; (c) term; (d) monthly base rent as of June 30, 2008; and (e) landlord. Schedule 4.11 also includes a list of all Protexx branch offices. Protexx has good and marketable leasehold title to all of the Protexx Real Property leased by it, free and clear of any Encumbrance except Permitted Liens. To Protexx’s Knowledge, none of the Protexx Real Property, nor the possession, occupancy, maintenance or use thereof, is in violation of, or breach or default under, any Contract to which Protexx is a party or any Law relating to Protexx’s ownership, possession, occupancy, maintenance or use of the Protexx Real Property and, to Protexx’s Knowledge, no notice or threat from any lessor, Governmental or Regulatory Entity or other Person has been received by Protexx claiming any violation of, or breach, default or liability under, any Contract to which Protexx is a party or any Law relating to Protexx’s ownership, possession, occupancy, maintenance or use of the Protexx Real Property relating to Protexx’s possession, occupancy or use of the Protexx Real Property, or requiring or calling attention to the need for any work, repairs, construction, alteration, installations or environmental remediation by Protexx.

    4.12.           Environmental Matters. Neither Protexx, or its directors, officers, employees or shareholders has placed or caused to be placed, and to Protexx’s Knowledge there are no, Hazardous Substances in, on, under or migrating from any of the Protexx Real Property (except as in accordance with applicable law). All of the Protexx Real Property and the operations of Protexx thereon have been and currently are being operated by the Protexx in compliance with applicable Environmental Laws.

    4.13.           Software and Other Intangibles. Set forth on Schedule 4.13 is an accurate and complete list of all Software and other Intangibles: (a) owned or under development by Protexx or any person or entity affiliated with either Protexx and/or 22THEN which is used in whole or in part in the Protexx Business (together, the “Protexx Software”); or (b) used or licensed by Protexx, or previously by 22THEN, in each case including a product description, the language in which it is written and the type of hardware platform(s) on which it runs (other than, in each case, standard commercial Software products used by Protexx for administrative and/or operational purposes). Schedule 4.13 identifies each item of Protexx Software that is owned by or licensed by a third-party, as applicable, and licensed or sub-licensed to Protexx or 22THEN by such third party as of the date hereof. No other Software or Intangibles (other than standard commercial Software products used by Protexx for administrative and/or operational purposes) are used by Protexx in the operation of Protexx Business, and except as described on Schedule 4.13, no rights of any third party are necessary to license, sublicense, sell, modify, update, and/or create derivative works for the Software listed on Schedule 4.13. The Protexx Software will adequately perform the functions for which it/they are intended to enable the revenues and EBITDA of Acquisition over the Earnout Period to provide for the maximum Earnout Amount, based upon current market conditions and anticipated business. Except as set forth on Schedule 4.13, Protexx has good title to, or has the right to use, all of the Software and other Intangibles listed on Schedule 4.13, free and clear of any Encumbrance. Except as set forth on Schedule 4.13, all of the Protexx Software was created as a work for hire (as defined under U.S. copyright law) by regular full time employees of Protexx or 22THEN. With respect to the Protexx Software: (i) Protexx maintains machine-readable master-reproducible copies, source code listings, technical documentation and user manuals for the most current releases or versions thereof (except that the technical documentation and user manuals are current through March 2008) and for all earlier releases or versions thereof currently being supported by them; (ii) in each case, the machine-readable copy substantially conforms to the corresponding source code listing; and (iii) it is written in the language set forth on Schedule 4.13, for use on the hardware set forth on Schedule 4.13 with standard operating systems; (iv) it can be maintained and modified by reasonably competent programmers familiar with such language, hardware and operating systems; and (v) in the case of the most recent version of all Protexx Software that is currently used in the operation of the Protexx Business, it operates in accordance with the user manual therefore without material operating defects. None of the Protexx Software or, to Protexx’s Knowledge, other Intangibles listed on Schedule 4.13, or their respective past or current uses by Protexx, including the preparation, distribution, marketing or licensing, has violated or infringed upon, or is violating or infringing upon, any Software, technology, patent, copyright, trade secret or other Intangible of any Person. Except as set forth on Schedule 4.19, to Protexx’s Knowledge, no Person is violating or infringing upon, or has violated or infringed upon at any time, any of the Protexx Software or other Intangibles listed on Schedule 4.13. Except as set forth on Schedule 4.13, none of the Protexx Software or other Intangibles listed on Schedule 4.13 is owned by or registered in the name of any current or former owner, member, partner, shareholder, executive, member-manager, employee, salesman, agent, customer, representative or contractor of Protexx or 22THEN nor does any such Person have any interest therein or right thereto, including the right to royalty payments. Protexx has maintained all trade secrets and copyrights with respect to the Protexx Software listed on Schedule 4.13. Except as set forth on Schedule 4.13, neither Protexx or 22THEN has disclosed or delivered to any escrow agent or to any other Person, or permitted the disclosure to any escrow agent or to any other Person of, the source code (or any aspect or portion thereof) of any past, present or future version of any Protexx Software. Except as set forth on Schedule 4.19, no Proceeding is pending or, to Protexx’s Knowledge, is being or has been threatened, nor has any claim or demand been made, which challenges the legality, validity, enforceability or ownership of any license, sublicense or other Contract covering or relating to any Software or Intangible listed on Schedule 4.13. Except with respect to demonstration or trial copies, no portion of any Protexx Software or Intangibles contains any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components intentionally designed by Protexx to permit unauthorized access or to disable or erase software, hardware, or data without the consent of the user. Set forth on Schedule 4.13 are all Internet domain names used in the operation of the Protexx Business (“Domain Names”). Except as set forth on Schedule 4.13, Protexx is the registrant of all Domain Names, and all registrations of Domain Names are in good standing until at least the dates set forth on Schedule 4.13. To Protexx’s Knowledge, no action has been taken or is pending to challenge rights to, suspend, cancel or disable any Domain Name, registration therefor or the right of Protexx to use a Domain Name. Protexx has all right, title and interest in and to, and rights to use the Domain Names on the Internet and otherwise in the operation of the Protexx Business as a trade-mark and/or trade name. There is no governmental prohibition or restriction on the use of any of the Protexx Software in any jurisdiction in which Protexx uses the Protexx Software or has used the Protexx Software since January 1, 2002, or on the export or import of the Protexx Software from or to any such jurisdiction. Except as set forth on Schedule 4.13, Protexx is the sole owner of, and has good and marketable title to, and all right, title and interest in and to all databases compiled and maintained by Protexx (or previously by 22THEN) in connection with the Protexx Business. Except as specified on Schedule 4.13, (and except for the individual rights of any Person in or to information contained within any such database that relates to such Person), no Person other than Protexx has any right or interest of any kind or nature in or to such databases. Except as set forth on Schedule 4.13 to Protexx’s Knowledge, no person: (i) is violating or infringing upon, or has violated or infringed upon at any time, any right of Protexx in or to such databases; or (ii) is breaching or has breached at any time any duty or obligation owed to Protexx in respect of such databases. Except as set forth in Schedule 4.13, neither the past nor current use of any such database or the information contained therein in the Protexx Business: (i) has violated or infringed upon, or is violating or infringing upon, the rights of any Person; or (ii) breaches any duty or obligation owed to any Person; or (iii) violates the privacy or any Law relating to the privacy of any Person.

    4.14.           Contracts.

        (a)     Schedule 4.14 is an accurate and complete list of all of the following types of Contracts to which either Protexx, or where indicated below, 22THEN, is a party or by which Protexx is bound as of the date of this Agreement (collectively, and as supplemented pursuant to Section 9.2(f), the “Specified Contracts”), grouped into the following categories: (a) agreements with customers, including shareholders, and any other entities from which revenues may be derived at any time; (b) Contracts for the lease of Protexx Real Property or otherwise concerning Protexx Real Property used by Protexx; (c) loan agreements, mortgages, notes, guarantees and other financing Contracts; (d) Contracts for the purchase, lease and/or maintenance of computer equipment and other equipment, Contracts for the purchase, license, lease and/or maintenance of Software under which Protexx or 22THEN is the purchaser, licensee, lessee or user, and other supplier Contracts; (e) employment, consulting and sales representative Contracts (excluding Contracts which constitute Employee Benefit Plans listed on Schedule 4.16, and excluding oral Contracts with employees for “at will” employment); (f) Contracts under which any rights in and/or ownership of Software, technology or other Intangible of Protexx or 22THEN, or any prior version thereof, or any part of the customer base, business or assets of Protexx, or any shares or other ownership interest in Protexx (or any of its predecessors) was acquired, as well as any other Contracts relating to Software, technology or other Intangible of Protexx or 22THEN, including but not limited to any royalty agreements or rights agreements; and (g) other material Contracts (excluding Contracts which constitute Insurance Policies listed on Schedule 4.20 and excluding this Agreement.) A description of each oral Specified Contract is included on Schedule 4.14, and copies of each written Specified Contract have been delivered to WidePoint and Acquisition. Except as set forth on Schedule 4.14, each of the customers of Protexx have signed and are bound by a written Contract that is similar in all material respects to one of the form agreements that are attached to Schedule 4.14. Except as set forth on Schedule 4.14, with respect to each of the Specified Contracts, neither Protexx nor 22THEN is in default thereunder and there has not occurred any event that would constitute a default thereunder with the passage of time, the giving of notice, or both. Except as set forth on Schedule 4.14, to Protexx’s Knowledge, none of the other parties to any Specified Contract is in default thereunder and there has not occurred any event that would constitute a default thereunder with the passage of time, the giving of notice or both. Except as set forth on Schedule 4.14, neither Protexx nor 22THEN has given or received any notice of default or notice of termination with respect to any Specified Contract, and each Specified Contract is in full force and effect in accordance with its terms, and subject to obtaining the consents indicated on Schedule 4.2(A), upon consummation of the transactions contemplated by this Agreement will continue to be legal, valid, binding, enforceable and in full force and effect on the terms substantially identical to those in effect immediately prior to the consummation of such transactions. The Specified Contracts are all the material Contracts necessary and sufficient to operate the business of Protexx as currently operated.

    4.15.           Employees and Independent Contractors. Schedule 4.15 includes a list of all of the Employees of Protexx as of the date of this Agreement, and: (a) their titles or responsibilities; and (b) their current salaries or wages and all bonuses, commissions and incentives paid at any time during the past twelve months. Schedule 4.15 also includes a list of all independent contractors performing services for Protexx as of the date of this Agreement. Protexx and/or 22THEN have never been a party to or bound by any union or collective bargaining Contract, nor is any such Contract currently in effect or being negotiated by or on behalf of Protexx. As of the Closing Date, none of the Employees of Protexx will be entitled to receive any severance payment upon the termination of their employment with Protexx. Except as limited by any employment Contracts listed on and attached to Schedule 4.14 and except for any limitations of general application which may be imposed under applicable employment Laws, Protexx has the right to terminate the employment of each of its Employees at will and without incurring any penalty or liability. Protexx is in compliance in all material respects with all Laws respecting employment practices. Since its formation date, Protexx has not experienced any labor problem that was or is material to it. Since its formation date, 22THEN never had any employees. Except as set forth on Schedule 4.15, no unresolved claim has been asserted by any current or former employee arising out of or related to his or her employment with Protexx and/or the termination thereof. Except as set forth on Schedule 4.15, each of Protexx’s current Employees has signed an employee agreement which contains certain restrictive covenants substantially in the form attached to Schedule 4.15. Except as indicated on Schedule 4.15, since January 1, 2002, no Employee of Protexx having an annual salary of $25,000 or more has indicated to Protexx or to such Employee’s appropriate manager an intention to terminate or has terminated his or her employment with Protexx. To the Protexx’s Knowledge, the Transactions will not materially adversely affect relations with any Employees of Protexx.

    4.16.           Employee Benefit Plans.

        (a)     Protexx does not have, and never has had, any ERISA Affiliates. 22THEN never had any ERISA Affiliates.

        (b)     Schedule 4.16(B) sets forth an accurate and complete list of all of the Employee Benefit Plans which Protexx has in the past or currently maintains or contributes to or in which any employee or leased employee of Protexx participates. 22THEN never had any Employee Benefit Plans. Those Employee Benefit Plans which are ERISA Plans are separately identified. Except as set forth on Schedule 4.16(B), Protexx: (i) has not established, maintained or contributed to or been obligated to contribute to any Employee Benefit Plans and has no current or contingent obligation to contribute to any Employee Benefit Plan; (ii) does not have any plan or commitment to establish any Employee Benefit Plan or modify any Employee Benefit Plan currently in effect (except to the extent required by law); and (iii) has never maintained, established, sponsored, participated in, contributed to, or been obligated to contribute to any plan subject to Title IV or ERISA or section 412 of the Code, and at no time has Protexx or any ERISA Affiliate contributed to or been requested to contribute to any “multiemployer plan” as such term is defined in ERISA or to any plan described in Section 413(c) of the Code.

        (c)     Except as set forth on Schedule 4.16(C), Protexx has provided WidePoint with: (i) accurate and complete copies of all plan documents governing each Employee Benefit Plan; (ii) accurate and complete lists of the participants in each Employee Benefit Plan; (iii) the most recent annual report (Form Series 5500) filed with respect to each ERISA Plan for which such filing is required, including all schedules and other attachments thereto; (iv) the most recent summary plan description, and all subsequent summaries of material modification, with respect to each ERISA Plan; (v) the most recent IRS determination with respect to the qualification of the Protexx 401(k) Savings Plan; (vi) all discrimination tests performed with respect to the Protexx 401(k) Savings Plan; and (vii) all current administrative service agreements, group annuity Contracts, group insurance contracts, and similar written agreements and contracts relating to any Employee Benefit Plan.

        (d)     Except as set forth on Schedule 4.16(D), Protexx has timely amended the Protexx 401(k) Savings Plan with respect to the so called “GUST Amendments” and has made a timely application to the IRS for a favorable determination letter with regard to such amendments or the time to make such amendments and a timely application to the IRS for a favorable determination of opinion letter has not expired. Except as set forth on Schedule 4.16(D), Protexx has no reason to believe that the Protexx 401(k) Savings Plan is not a qualified plan within the meaning of Section 401 of the Code and otherwise in full compliance with the provisions of the Code both in form and in operation.

        (e)     With respect to each Employee Benefit Plan, Protexx will have made, on or before the Closing Date, all contributions required to be made on or prior to such date.

        (f)     None of the Employee Benefit Plans promises or provides retiree medical or other retiree welfare benefits to any person except as required by COBRA and/or any similar state law and Protexx has not represented, promised, or contracted to provide such retiree benefits to any employee, former employee, director, consultant or other person except as required by COBRA and/or any similar state law.

        (g)     Except as set forth on Schedule 4.16(G), all Employee Benefit Plans are, and have been, maintained and administered in material compliance with their provisions and with all applicable Laws, including ERISA, COBRA, the Family Medical Leave Act of 1993, the Women’s Health and Cancer Rights Act, the Newborns’ and Mothers’ Health Protection Act, and the Health Insurance Portability and Accountability Act of 1996, the Code, and any similar provisions of state law applicable to employees of Protexx, and the regulations and rulings promulgated thereunder. Protexx and all fiduciaries of the Employee Benefit Plans have complied with the provisions of the Employee Benefit Plans and with all applicable Laws including ERISA and the Code and the regulations and rulings thereunder. No “prohibited transaction” within the meaning of section 4975 of the Code or sections 406 or 407 or ERISA, and not otherwise exempt under section 408 or ERISA, has occurred with respect to any ERISA Plan.

        (h)     Except to the extent disclosed on Schedule 4.16(H), neither the execution and delivery of this Agreement nor the consummation of the Transactions will: (i) result in any payment (including any severance, unemployment compensation or golden parachute payment) becoming due from Protexx under any Employee Benefit Plans; (ii) increase any benefits otherwise payable under any Employee Benefit Plans; or (iii) result in the acceleration of the time of payment or vesting of any such benefits to any extent. Each Employee Benefit Plan can be amended, terminated or otherwise discontinued in accordance with its terms without liability to Protexx or any ERISA Affiliate.

        (i)     There are no pending Proceedings that have been asserted or, to Protexx’s Knowledge, threatened with regard to Employee Benefit Plans, the Assets of any of the trusts under such plans, the plan sponsor, the plan administrator or any fiduciary of any such plan (other than routine benefit claims), and, to Protexx’s Knowledge, there are no facts which could form the basis for any such Proceeding. Except as set forth on Schedule 4.16(I), there are no investigations or audits of any Employee Benefit Plans, any trusts under such plans, the plan sponsor, the plan administrator or any fiduciary of any such plan that have been instituted or, to Protexx’s Knowledge, threatened, and, to Protexx’s Knowledge, there are no facts which could form the basis for any such investigation or audit. Except as set forth on Schedule 4.16(I), no event has occurred nor will occur which will result in Protexx having any liability after the Closing Date in connection with any Employee Benefit Plan established, maintained, contributed to or to which there has been an obligation to contribute (currently or previously) by it or any ERISA Affiliate, other than liability to make contributions or pay benefits as they become due under the terms of such plans in the normal course.

        (j)     Protexx does not now, nor has it ever had the obligation to maintain, establish, sponsor, participate in, or contribute to any Employee Benefit Plan for the benefit of any employee, former employee, director or consultant of Protexx or any ERISA Affiliate who performs services outside of the United States.

    4.17.           Customers and Prospective Customers. Schedule 4.17 is a complete list of all customers and prospective customers of Protexx as of the date of this Agreement, and for each prospective customer the list indicates the name, address and contact person thereat, and for each customer the list indicates: (a) name and address; (b) number of years as a customer with Protexx and/or 22THEN, as applicable; and (c) account balances for customers, in each case, as of December 31, 2006, December 31, 2007, and May 31, 2008. Except as set forth on Schedule 4.17, from January 1, 2002, to the date hereof, none of the customers of Protexx has given notice or otherwise indicated that it will or intends to terminate or not renew its contract before the scheduled expiration date or otherwise terminate its relationship with Protexx. To Protexx’s Knowledge, the Transactions will not materially adversely affect relations with any of the customers or prospective customers of Protexx.

    4.18.           Tax Matters.

        (a)    Provision For Taxes. The provision made for Taxes on the Financial Statements is sufficient for the payment of all Taxes at the date of the Financial Statements and for all years and periods prior thereto. Since the date of the Financial Statements, Protexx has not incurred any Taxes other than Taxes incurred in the ordinary course of business consistent in type and amount with past practices. The charges, accruals, and reserves for Taxes with respect to Protexx for any tax period (or portion thereof) ending on or before Closing Date (a “Pre-Closing Tax Period”) (including any Pre-Closing Tax Period for which no Tax Return has yet been filed) reflected on the books of Protexx (excluding any provision for deferred income taxes) are adequate to cover such Taxes. 22THEN never conducted any business and has never owed any Taxes.

        (b)    Tax Returns Filed. Schedule 4.18(B) is an accurate and complete list of all Tax Returns filed by each of Protexx and 22THEN since inception. Accurate and complete copies of all federal, state, local and foreign income, franchise and sales and use Tax Returns on such list have been made available or delivered to WidePoint. Except as set forth on Schedule 4.18(B): (i) all Tax Returns required to be filed by or on behalf of Protexx and/or 22THEN have been timely filed; (ii) all such Tax Returns were true, correct, and complete in all respects; (iii) all Taxes owed thereon by Protexx and/or 22THEN have been paid or adequately accrued; (iv) Protexx and 22THEN have not extended the time within which to file any Tax Return; and (v) no claim has ever been made by an authority in a jurisdiction where Protexx and/or 22THEN does not file Tax Returns that Protexx and/or 22THEN is or may be subject to Tax by that jurisdiction or authority.

        (c)    Withholding. Protexx and 22THEN have duly withheld and paid all Taxes which they are required to withhold and pay in connection with amounts paid or owing to any employee, independent contractor, creditor, member, agent, representative, contractor, supplier, or other third party of Protexx or 22THEN.

        (d)    Tax Audits. The federal and state income or franchise Tax Returns of Protexx and/or 22THEN have never been audited by the Internal Revenue Service or by the appropriate state taxing authority for any period. Protexx and/or 22THEN has not received from the Internal Revenue Service or from the Tax authorities of any state, county, local or other jurisdiction (i) any notice of underpayment of Taxes or other deficiency which has not been paid nor (ii) any objection to any Tax Return they have filed. There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Tax Return with respect to a Tax assessment or deficiency. No officer (or employee responsible for Tax matters) of Protexx expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax of Protexx and/or 22THEN either: (A) claimed or raised by any authority in writing; or (B) as to which any of the officers (and employees and agents responsible for Tax matters) of Protexx have actual knowledge.

        (e)    Consolidated Group. Neither Protexx nor 22THEN has ever been a member of an affiliated group of corporations that filed a consolidated tax return. Protexx does not have any liability for the Taxes of any person or entity under Reg. § 1.1502-6 (or any corresponding or similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

        (f)    Other. Neither Protexx nor 22THEN have: (i) filed any consent or agreement under Section 341(f) of the Internal Revenue Code of 1986, as amended (the “Code”); (ii) applied for any Tax ruling; (iii) entered into a closing agreement as described in Code Section 7121 or otherwise (or any corresponding or similar provision of state, local, or foreign Tax law) with any Tax authority; (iv) filed an election under Section 338(g) or Section 338(h)(10) of the Code (nor has a deemed election under Section 338(e) of the Code occurred); (v) made any payments, or been a party to an agreement (including this Agreement) that under any circumstances could obligate it to make payments (either before or after the Closing Date) that will not be deductible because of Section 162(m) or Section 280G of the Code; or (vi) been a party to any Tax allocation or Tax sharing agreement. Neither Protexx nor 22THEN is or was ever a “United States real property holding company” within the meaning of Section 897 of the Code. There are no liens or other security interests for Taxes on the assets of Protexx or 22THEN, except for liens for current Taxes not yet due and payable. No property of Protexx or 22THEN is subject to a tax benefit transfer lease subject to the provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954; is “tax-exempt use property” within the meaning of Section 168(h) of the Code; or secures any debt the interest on which is exempt from Tax under Section 103 of the Code. Neither Protexx nor 22THEN has agreed, nor is either required to make, any adjustment under Section 263A, Section 481, or Section 482 of the Code (or any corresponding or similar provision of state, local or foreign law) by reason of a change in accounting method or otherwise. Protexx does not have in effect any election for federal income tax purposes under Sections 108, 168, 338, 341, 441, 471, 1017, 1033, 1502, or 4977 of the Code. Protexx has made an election under Section 754 of the Code and such election has not been revoked and is currently in effect. Protexx has not been the “distributing corporation” (within the meaning of Section 355(c)(2) of the Code) with respect to a transaction described in Section 355 of the Code within the three-year period ending as of the date of this Agreement. Protexx has not participated in an international boycott as defined in Code Section 999. Protexx does not have a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country. Protexx is in compliance with the terms and conditions of any applicable Tax exemptions, Tax agreements or Tax orders of any government to which they may be subject or which they may have claimed, and the transactions contemplated by this Agreement will not have any adverse effect on such compliance. Protexx will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) installment sale or open transaction disposition made on or prior to the Closing Date; or (B) prepaid amount received on or prior to the Closing Date.

        (g)    Passthrough Entities. Schedule 4.18(G) lists every limited liability company, partnership, and other entity, whether or not such entity is disregarded for Tax purposes, in which Protexx has an ownership interest. 22THEN never had any ownership interests in any other entity.

        (h)    Tax Positions. Protexx has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code § 6662. Protexx has not received a tax opinion with respect to any transaction relating to Protexx other than a transaction in the ordinary course of business. Protexx is not the direct or indirect beneficiary of a guarantee of tax benefits or any other arrangement that has the same economic effect with respect to any transaction or tax opinion relating to Protexx. Protexx is not a party to an understanding or arrangement described in Section 6111(d) or Section 6662(d)(2)(C)(iii) of the Code. Protexx is not a party to a lease arrangement involving a defeasance of rent, interest or principal.

        (i)    Tax Classification. Protexx is classified and taxed as a corporation for all federal, state, and local income and franchise Tax purposes. 22THEN was classified and taxed as a partnership for all federal, state, and local income and franchise Tax purposes. Except as set forth in Schedule 4.18, Protexx was a partner of 22THEN for all federal, state, and local income and franchise Tax purposes.

        (j)    22THEN. 22THEN, since inception and through the merger of 22THEN with and into Protexx had only the members listed in Schedule 4.3(A). Protexx Americas, since inception and through the date of its administrative dissolution by the State of Florida only had Protexx as the sole shareholder of Protexx Americas. Each of 22THEN and Protexx Americas was not an “association” taxed as a corporation under the Code for federal tax purposes (and for applicable income and franchise state and local tax purposes). The owners, managers, members, or any officer, employee, or agent of 22THEN and/or Protexx Americas never made an election under the Treasury Regulation section 301.7701-3(c) (nor under any similar state or local income or franchise tax law or regulation) to treat 22THEN or Protexx Americas as an “association” taxable as a corporation.

    4.19.           Proceedings and Judgments. Except as described on Schedule 4.19: (a) no Proceeding is currently pending or, to Protexx’s Knowledge, threatened against Protexx, 22THEN or Protexx Americas; (b) no Judgment is currently outstanding against Protexx, 22THEN or Protexx Americas; and (c) no breach of contract, breach of warranty, tort, negligence, infringement, product liability, discrimination, wrongful discharge or other claim of any nature (collectively, “Claims”) has been asserted since January 1, 2002, or, to Protexx’s Knowledge, threatened by or against Protexx, 22THEN or Protexx Americas, and, to Protexx’s Knowledge, there is no basis for any such claim against Protexx, 22THEN or Protexx Americas. As to each matter described on Schedule 4.19, accurate and complete copies of all pertinent pleadings, Judgments, correspondence and other legal documents have been made available to WidePoint and Acquisition.

    4.20.           Insurance. Schedule 4.20 is an accurate and complete list of all Insurance Policies (excluding Insurance Policies that constitute Employee Benefit Plans described on Schedule 4.16) currently owned or maintained by Protexx. Except as indicated on Schedule 4.20, all such Insurance Policies are on an “occurrence” rather than a “claims made” basis. Protexx has not received written notice of cancellation with respect to any such current Insurance Policy. Except as indicated on Schedule 4.20, accurate and complete copies of all Insurance Policies described on Schedule 4.20 have been delivered or made available to WidePoint and Acquisition. Each such Insurance Policy is in full force and effect. Except as described on Schedule 4.20, there are no claims that are pending under any of the Insurance Policies described on Schedule 4.20 in excess of $5,000, individually or in the aggregate. Neither 22THEN nor Protexx Americas ever owned or maintained any Insurance Policies.

    4.21.           Questionable Payments. None of the executives, the member-managers, representatives, agents or employees of Protexx, 22THEN or Protexx Americas (when acting in such capacity or otherwise on behalf of Protexx, 22THEN, Protexx Americas, or any of their predecessors, as applicable): (a) has used or is using any funds of Protexx, 22THEN or Protexx Americas for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) has used or is using any funds of Protexx, 22THEN or Protexx Americas for any direct or indirect unlawful payments to any foreign or domestic government officials or employees; (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977; (d) has established or maintained, or is maintaining, any unlawful or unrecorded fund of monies or other properties of Protexx, 22THEN or Protexx Americas; (e) has made any false or fictitious entries on the Books and Records of Protexx or 22THEN (with Protexx Americas not having any Books and Records); or (f) has made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature using funds of Protexx, 22THEN or Protexx Americas or otherwise on behalf of Protexx, 22THEN or Protexx Americas.

    4.22.           Related Party Transactions. Except as described on Schedule 4.22, and except for any employment Contracts listed on Schedule 4.14 and Employee Benefit Plans set forth on Schedule 4.16, there are no real estate leases, personal property leases, loans, guarantees, Contracts, transactions, understandings or other arrangements of any nature between or among Protexx, 22THEN or Protexx Americas on the one hand, and any current or former owner, shareholder, member, manager, employee, or controlling Person of Protexx, 22THEN or Protexx Americas (or any of their predecessors) or any Affiliate (as such term is defined for the purposes of the Securities Exchange Act of 1934, as amended), of Protexx, 22THEN or Protexx Americas (or any of its predecessors) on the other hand.

    4.23.           Brokerage Fees. No Person acting on behalf of Protexx is or shall be entitled to any brokerage or finder’s fee in connection with the Transactions.

    4.24.           Acquisition Proposals. Except as set forth on Schedule 4.24, since January 1, 2006, Protexx, 22THEN and/or Protexx Americas has not, directly or indirectly, solicited, initiated or responded to any inquiries or proposals from, or participated in any discussions or negotiations with any Person or group (other than WidePoint and its officers, employees, representatives and agents and any Governmental or Regulatory Entities) concerning any sale of all or substantially all of the Assets of Protexx, 22THEN and/or Protexx Americas, any sale of shares of capital stock, membership interests or other securities of Protexx, 22THEN and/or Protexx Americas, or any merger, consolidation or similar transaction involving Protexx, 22THEN and/or Protexx Americas.

    4.25.           22THEN and Protexx Americas. Protexx Americas was a wholly-owned subsidiary of Protexx that never carried on any operations or business. 22THEN was a newly formed entity which was owned by the same shareholders in the same proportions as such persons own Protexx. 22THEN never carried on any operations or business; provided, however, that 22THEN owned certain intellectual property rights with respect to intellectual property utilized in the Protexx Business as described in detail in Schedule 4.25, with all such intellectual property now being solely and exclusively owned by Protexx as a result of the merger of 22THEN with and into Protexx as of January 17, 2008. 22THEN had no Assets (other than the intellectual property described on Schedule 4.25) nor any Obligations as of the date of its merger with and ito Protexx, other than as described in Schedule 4.25. As a result of the merger of 22THEN with and into Protexx, all the assets of 22THEN were transferred to and are now solely owned by Protexx with no Encumbrances whatsoever or any type or nature. Protexx Americas never had any Assets nor Obligations. 22THEN and Protexx Americas never had any employees and never had any Contracts.

    4.26.           Full Disclosure. No representation or warranty made by Protexx or the Protexx Management Shareholders in this Agreement (as modified by the schedules to this Agreement, as supplemented pursuant to Section 6.8 (the “Disclosure Schedules”)): (a) contains any untrue statement of any material fact; or (b) omits to state any fact that is necessary to make the statements made, in the context in which made, not false or misleading in any material respect. The copies of documents attached to or specifically identified or referenced in the Disclosure Schedules, are accurate and complete and are not missing any amendments or modifications thereto (except as indicated on the Disclosure Schedules). To Protexx’s Knowledge, since the date of the Recent Balance Sheet no fact has occurred that has not been disclosed to WidePoint in this Agreement (including the Disclosure Schedules, as supplemented pursuant to Sections 6.8 and 9.2(f) of this Agreement), or otherwise in writing, that has had or, so far as Protexx can reasonably foresee, will have a Material Adverse Effect or a material adverse effect on the business or financial condition of Acquisition after the Closing and (in each case, which Material Adverse Effect or material adverse effect is or will be material under either GAAP or applicable legal principles to Protexx or Protexx’s Business or the business of Acquisition after the Closing, as applicable, or any material adverse effect on the ability of any party to perform their respective obligations under this Agreement; provided, however, that none of the following shall constitute a Material Adverse Effect for purposes of this Section 4.26: (x) any circumstance, change or effect affecting generally the United States economy or world equity markets or any material portion thereof; (y) any circumstance, change or effect arising out of, resulting from or relating to the announcement or pendency of the Transactions or compliance with the terms of, or the taking of any action required by, this Agreement; or (z) any circumstance, change or effect arising out of, resulting from or relating to any act or omission of WidePoint or any of its affiliates.

SECTION 5: REPRESENTATIONS AND WARRANTIES OF WIDEPOINT AND ACQUISITION

        Knowing that Protexx is relying thereon, WidePoint and Acquisition, jointly and severally, make the following representations and warranties to Protexx, each of which is true and correct on the date hereof, shall remain true and correct to and including the Closing Date.

    5.1.           Organization. WidePoint is a corporation that is validly existing and in good standing under the Laws of the State of Delaware. Acquisition is a corporation, validly existing and in good standing under the Laws of the State of Delaware. WidePoint and Acquisition each possess the full power and authority to own their respective Assets and conduct their respective businesses as and where presently conducted. All of the issued and outstanding shares of capital stock of Acquisition are owned by WidePoint.

    5.2.           Effect of Agreement. Each of WidePoint’s and Acquisition’s execution, delivery and performance of this Agreement, and its consummation of the Transactions: (a) has been duly authorized by all necessary actions by the Board of Directors of both WidePoint and Acquisition and has been duly authorized by all necessary action on behalf of each WidePoint and Acquisition; (b) does not constitute a violation of or default under their respective organizational documents; (c) does not constitute a default or breach (immediately or after the giving of notice, passage of time or both) under any Contract to which WidePoint or Acquisition is a party or by which WidePoint or Acquisition is bound; (d) do not constitute a violation of any Law, Judgment or Order that is applicable to them or to their respective businesses or Assets, or to the Transactions; and (e) except as set forth on Schedule 5.2, does not require the consent of or approvals, or filings or registrations with, any Person. This Agreement constitutes the valid and legally binding agreement of each of WidePoint and Acquisition, enforceable against each of them in accordance with its terms.

    5.3.           Regulatory Matters. To the actual knowledge of Steve Komar and James McCubbin, there are no facts or circumstances pertaining to WidePoint or Acquisition that would: (a) cause any Governmental or Regulatory Entity to not approve the purchase of Protexx’s Business and the Specified Assets from Protexx by Acquisition; (b) cause any Governmental or Regulatory Entity to revoke or materially restrict any authorizations held by Protexx as a result of the Asset Purchase; (c) cause any Governmental or Regulatory Entities whose approval is necessary to permit consummation of the transactions contemplated hereby to not approve of the transactions contemplated by this Agreement; or (d) materially and adversely affect Acquisition’s ability to conduct Protexx’s Business after the Closing as conducted by Protexx immediately prior to Closing.

    5.4.           Brokerage Fees. No Person acting on behalf of WidePoint or Acquisition is or shall be entitled to any brokerage or finder’s fee in connection with the Transactions.

    5.5.           Operations of Acquisition. As of the Closing Date and immediately prior to the Closing, Acquisition will not be engaged in any activities whatsoever other than the taking of actions necessary for the performance of its obligations hereunder, and will have no assets (including without limitation subsidiaries or investments or other ownership interests in any other Person other than securities of Prescient) or liabilities of any kind whatsoever.

SECTION 6: CERTAIN OBLIGATIONS PENDING CLOSING

    6.1.           Access. Between the date of this Agreement and the Closing Date, Protexx shall, upon reasonable notice and in a manner not unduly disruptive to the daily operations of Protexx: (a) permit WidePoint and its authorized representatives to have reasonable access to the facilities and offices of Protexx during normal business hours, observe the operations of Protexx, meet with the officers and employees of the Protexx, and audit, examine and copy the files, books and records of Protexx and 22THEN; and (b) provide to WidePoint and its authorized representatives all information concerning Protexx and 22THEN, and each of their businesses, Assets and financial condition, that WidePoint reasonably requests; and (c) shall accommodate in good faith any reasonable requests by WidePoint to contact customers, proprietary traders, prospects and suppliers of Protexx. Protexx Americas does not have any files, books, records, business, Assets, customers, traders, prospects or suppliers.

    6.2.           Conduct of Business. Between the date of this Agreement and the Closing Date, except with the prior written consent of WidePoint, which shall not be unreasonably withheld or delayed, or as otherwise expressly contemplated by this Agreement or disclosed in the Disclosure Schedules hereto:

        (a)    Current Practices. Protexx shall: (i) conduct its business in a diligent manner and comply in all material respects with all Laws and Orders applicable to it; (ii) not make any material change in its business practices; and (iii) use its commercially reasonable efforts to preserve its business organization intact in all material respects, keeping available the services of its current officers, employees, salesmen, agents and representatives, and maintaining the good will of its customers, suppliers and other Persons having business relations with it. Peter Letizia, Charles Manuel, and William Tabor, who are actively involved in the management or software development of Protexx, shall remain actively involved in managing Protexx, consistent with their past practices. Protexx Americas never had any business and 22THEN no longer has any separate business after the merger of 22THEN with and into Protexx on January 17, 2008. The only business of 22THEN prior to its merger with and into Protexx was the ownership of certain Software and intellectual property, all of which has been and continues to be solely and exclusively owned by Protexx from and after the merger of 22THEN with and into Protexx on January 17, 2008.

        (b)    Consult with WidePoint. When reasonably requested by WidePoint, the management of each of Protexx shall consult with the management of WidePoint, or its representatives, as to the business and affairs of Protexx.

        (c)    Outside the Ordinary Course. Except in the ordinary course of its business consistent with its past practices, and except in connection with Assets not included in the Specified Assets or Obligations not included in the Specified Liabilities, Protexx shall not: (i) create or assume any Encumbrance upon any of its business or the Specified Assets except for Permitted Liens; (ii) incur any Obligation relating to or affecting any of the Specified Assets or that would constitute a Specified Liability; (iii) make any loan or advance that would constitute a Specified Liability; (iv) assume, guarantee or otherwise become liable for any Obligation of any third party that would constitute a Specified Liability; (v) commit for any capital expenditure that would constitute a Specified Liability; (vi) sell, abandon or otherwise dispose of any Specified Assets; (vii) waive any right or cancel any debt or claim included in the Specified Assets; (viii) assume or enter into any Contract other than this Agreement (and any other Contract contemplated herein); (ix) increase, or authorize an increase in, the compensation or benefits paid or provided to any of its directors, members, officers, employees, salesmen, agents or representatives; or (x) do anything else outside the ordinary course of its business consistent with its past practices, whether or not specifically described in any of the foregoing clauses, that impacts a Specified Asset or would constitute a Specified Liability.

        (d)    In the Ordinary Course. Even in the ordinary course of its business consistent with its past practices, Protexx shall not: (i) incur any Obligation relating to or affecting any of the Specified Assets or that would constitute a Specified Liability, or enter into any Contract (excluding customer Contracts and related commitments entered into in the ordinary course of business consistent with past practices), involving, in any single case, an amount exceeding $5,000, individually or in the aggregate; or (ii) make any distribution to a shareholder or affiliate.

        (e)    Other Business Requirements. Protexx shall use commercially reasonable efforts to: (i) maintain or cause to be maintained the Specified Assets, the Protexx Real Property, and its Tangible Property in good condition, ordinary wear and tear excepted; (ii) maintain its Contracts, Employee Benefit Plans, Insurance Policies and Permits in full force and effect; (iii) repair, restore or replace any of its Tangible Property that is damaged, destroyed, lost or stolen; (iv) comply in all material respects with all applicable Laws; (v) properly file all Tax Returns and reports required to be filed by it; and (vi) fully pay when due all Taxes payable by it.

        (f)    Other Limitations. Protexx shall not: (i) breach or cause a breach by it under any material Contract, Employee Benefit Plan, Insurance Policy or Permit; (ii) adopt or enter into any new Employee Benefit Plan or modify any existing Employee Benefit Plan, except if such amendment is required by the Code, ERISA or other applicable Law or is contemplated by this Agreement; (iii) participate in any merger, consolidation, reorganization, sale of assets, or creation of any Obligation affecting any of the Specified Assets and/or the Specified Liabilities of Protexx, other than the Transactions; (iv) begin to engage in any new type of business; (v) acquire the business or any bulk Assets of any other Person; (vi) completely or partially liquidate or dissolve; or (vii) terminate any part of its business.

        (g)    Good Standing. Except as specifically provided for in this Agreement, Protexx shall maintain its existence and good standing in its jurisdiction of formation and, as applicable, each jurisdiction where it is qualified or registered to do business as a foreign corporation. Protexx shall not amend its Organizational Documents.

        (h)    Commitments. Protexx shall not enter into any Contract that commits it to take any action or omit to take any action that would be inconsistent with any of the provisions of this Section 6.2 or any other provisions of this Agreement.

    6.3.           Interim Financial Statements. For the month of Janaury 2008 and each subsequent calendar month that ends before the Closing Date, Protexx shall promptly prepare and deliver to WidePoint internal, unaudited financial statements of the same type, and satisfying the same requirements, as the interim period financial statements included with Schedule 4.7(B).

    6.4.           Certain Business Matters. Protexx shall fully pay all deferred bonuses and similar special compensation due to employees or consultants of Protexx that shall have been accrued before Closing. There are no such amounts which are due or owing to any former employees or consultants of 22THEN.

    6.5.           Acquisition Proposals. Except as contemplated by this Agreement, between the date of this Agreement and the Closing Date, Protexx shall not, and Protexx shall use its commercially reasonable efforts to cause each and every director, officer, employee, representative or agent of Protexx, not to, directly or indirectly, solicit, initiate, encourage or respond to any inquiries or proposals from, or participate in any discussions or negotiations with, or provide any non-public information to, any Person or group (other than WidePoint and its officers, employees, representatives and agents or in connection with the Asset Purchase and the Software Transfers) concerning any bulk sale of any Assets of Protexx, any sale of equity interests or other securities of Protexx, or any merger, consolidation or similar transaction involving Protexx. Protexx shall immediately advise WidePoint, and communicate to WidePoint the terms of, any such inquiry or proposal received by any or all of them.

    6.6.           Protexx Consents. Between the date of this Agreement and the Closing Date, Protexx shall in good faith use commercially reasonable efforts to obtain all Consents listed on Schedule 4.2 and all other Consents necessary to permit the transactions contemplated by this Agreement to be consummated without causing any violation of, or any breach or default under, any applicable Law or any Contract to which Protexx or 22THEN is a party or by which Protexx or 22THEN is bound.

    6.7.           WidePoint Consents. Between the date of this Agreement and the Closing Date, WidePoint shall in good faith use commercially reasonable efforts to obtain all Consents listed on Schedule 5.2 and all other Consents necessary to permit the transactions contemplated by this Agreement to be consummated without causing any violation of, or any breach or default under, any applicable Law or any material Contract to which WidePoint is a party or by which WidePoint is bound.

    6.8.           Advice of Changes.

        (a)     Between the date of this Agreement and the Closing Date, Protexx and the Protexx Management Shareholders shall promptly advise WidePoint, in writing, of any fact of which any of them obtain knowledge that causes a breach of its representations and warranties made as of the date of this Agreement, or if any of them becomes aware of the occurrence after the date of this Agreement of any fact that would (except as expressly contemplated by this Agreement, including the Disclosure Schedules hereto) cause or constitute a breach of any representation or warranty of any of them (other than a representation or warranty that by its terms speaks as of the date of this Agreement) had such representation or warranty been made as of the time of occurrence or discovery of such fact. Should any such fact require any change in the Disclosure Schedules if the Disclosure Schedules were dated the date of the occurrence or discovery of any such fact, Protexx and the Protexx Management Shareholders will promptly deliver to WidePoint an update in writing to the Disclosure Schedules specifying such change (a “Disclosure Schedule Change”). Such Disclosure Schedule Change shall become part of the Disclosure Schedules and any representation or warranty herein which is affected by such updated information shall be deemed to have been supplemented or amended accordingly and any breach of a representation and warranty relating to such updated information shall be deemed cured. The parties hereto acknowledge and agree that any Disclosure Schedule Change may include exceptions to any representation and warranty herein, regardless of whether any schedule of exceptions was provided for or contemplated with respect to such representation and warranty as of the date hereof; provided, however, that WidePoint and Acquisition shall have the option to terminate this Agreement without any liability whatsoever in the event of any adverse Disclosure Schedule Change.

        (b)     Between the date of this Agreement and the Closing Date, WidePoint and Acquisition shall promptly advise Protexx, in writing, of any fact of which any of them obtains knowledge and that, if existing or known as of the date of this Agreement, would have been required to be set forth or disclosed in or pursuant to this Agreement.

    6.9.           Commercially Reasonable Efforts. Protexx the Protexx Management Shareholders, Acquisition and WidePoint shall each use commercially reasonable efforts to consummate the transactions contemplated by this Agreement as of the earliest practicable date. Neither Protexx, the Protexx Management Shareholders, Acquisition nor WidePoint shall take, or cause to be taken, or to the best of their ability permit to be taken, any action that would impair the prospect of completing the transactions contemplated by this Agreement, except actions required to be taken under or in order to comply with applicable Law.

    6.10.           Regulatory Applications.

        (a)     Protexx, the Protexx Management Shareholders, Acquisition and WidePoint shall cooperate and use their respective commercially reasonable efforts to prepare all documentation, to effect all filings and to obtain all permits, registrations, consents, approvals and authorizations of all Governmental or Regulatory Entities necessary to consummate the transactions contemplated by this Agreement. Protexx and WidePoint agree that they will consult with the other with respect to the obtaining of all material permits, consents, approvals and authorizations of Governmental or Regulatory Entities necessary or advisable to consummate the Transactions, including without limitation any necessary SEC, AMEX, or other approval, and each will keep the other parties apprised of the status of material matters relating to completion of the transactions contemplated hereby.

        (b)     Protexx and WidePoint agree, upon request, to furnish the other parties to this Agreement with all information concerning itself, its affiliates, directors, officers, employees and stockholders, members and partners and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party to any third party or Governmental or Regulatory Entity.

    6.11.           Confidentiality. Unless and until the Closing occurs, each party shall, and shall cause its respective directors, officers, counsel and other authorized representatives and affiliated parties to, hold in strict confidence, and not disclose to any other party, and not use in any way except in connection with the consummation of the transactions contemplated by this Agreement, all information obtained from the other parties to this Agreement or their respective representatives in connection with the Transactions. In the event that this Agreement is terminated or the Transactions shall otherwise fail to be consummated, each party shall use commercially reasonable efforts to cause all copies of documents or extracts thereof it holds and data as to the other parties to be destroyed or returned to the party that originally provided such documents. After the Closing Date, WidePoint will retain, or will cause Acquisition to retain, all Books and Records of Protexx for not less than forty (40) months following the end of the tax period to which such Books and Records relate.

    6.12.           HSR Act Compliance. The parties represent and agree that the Transactions will not require any party to file or cause to be filed with the Federal Trade Commission and/or the United States Department of Justice any information under the HSR Act. In the event any filing or information is required to be filed under the HSR Act, then WidePoint shall have the option to terminate this Agreement without any liability whatsoever.

SECTION 7: RESTRICTIVE COVENANTS OF PROTEXX

    7.1.           Certain Acknowledgements. From and after the Closing Date, each of Protexx and the Protexx Management Shareholdersexpressly acknowledges that:

        (a)     WidePoint expends substantial time and money, on an ongoing basis, to train its employees, maintain and expand its services, product offerings and customer base, and improve and develop its Software, technology, databases, products and services.

        (b)     In connection with the Transactions, during their tenure as a shareholder and/or employee of Protexx before Closing, and, if applicable, during their tenure as an employee of, or a consultant to, Acquisition after Closing, the Protexx Management Shareholders and the persons executing employment agreements with Acquisition who are currently employed by Protexx have had and will continue to have access to, receive, learn, develop and/or conceive proprietary and confidential knowledge and information relating to the Protexx Business and the Specified Assets; such knowledge and information must be kept in strict confidence to protect Protexx and Acquisition and to maintain WidePoint’s competitive positions in the marketplace; and such knowledge and information would be useful to competitors of WidePoint for indefinite periods of time.

        (c)     The covenants of this Section 7 (the “Covenants”) are a material part of the agreement among the parties hereto and are an integral part of the obligations of the parties hereto; the Covenants are supported by good and adequate consideration; and the Covenants are reasonable and necessary to protect the legitimate business interests of WidePoint.

    7.2.           Nondisclosure Covenants. At all times after the Closing Date, except with WidePoint’s prior written consent, or except in connection with the proper performance of services for and as an employee of or consultant to WidePoint, none of Protexx and/or the Protexx Management Shareholders shall, directly or indirectly, in any capacity:

        (a)     Communicate, publish or otherwise disclose to any Person (other than its counsel, auditors or agents who are bound by appropriate confidentiality obligations) or use for the benefit of any Person, any confidential or proprietary property, knowledge or information of WidePoint, Acquisition, Protexx, their respective affiliates, or concerning any of their respective business, Software, Assets or financial condition, no matter when or how such knowledge or information was acquired, including: (i) the identity of customers and prospects, their specific requirements, and the names, addresses and telephone numbers of individual contacts at customers and prospects; (ii) prices, renewal dates and other detailed terms of customer and supplier contracts and proposals; (iii) pricing policies, marketing and sales strategies, methods of delivering products and services, and product and service development projects and strategies; (iv) source code, object code, formats, user manuals, technical manuals and other documentation for Software products; (v) screen designs, report designs and other designs, concepts and visual expressions for Software products; (vi) designs, concepts, know-how, user manuals, technical manuals and other documentation for trading systems, communications networks and related technologies; (vii) employment and payroll records; (viii) forecasts, budgets and other nonpublic financial information; and (ix) expansion plans, management policies, methods of operation, and other business strategies and policies.

        (b)     Use any proprietary Software, technology, products or services or other confidential or proprietary knowledge or information of WidePoint, Acquisition, Protexx, or any of its affiliates, no matter when or how acquired, for any purpose not in furtherance of the businesses and interests of WidePoint and/or Acquisition, including but not necessarily limited to for purposes of designing, developing, marketing and/or selling any Software, technology, products or services that are similar to (visually or functionally) or competitive with any proprietary Software, technology, products or services of the Protexx Business.

    7.3.           Noncompetition Covenants. During the period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date, except with WidePoint’s prior written consent, none of Protexx and/or the Protexx Management Shareholders shall, directly or indirectly, in any capacity, at any location worldwide:

        (a)     Communicate with or solicit any Person who is or during such period becomes a customer, prospect, supplier, employee, salesman, agent or representative of, or a consultant to, the Protexx Business, in any manner that interferes or might interfere with such Person’s relationship with WidePoint, Acquisition or their affiliates, or in an effort to obtain any such Person as a customer, employee, supplier, salesman, agent or representative of, or a consultant to, any other Person that conducts a business competitive with or similar to all or any part of the Protexx Business.

        (b)     Market or sell, in any manner other than in furtherance of the business and interests of WidePoint, Acquisition or their affiliates, any Software, technology, products or services that is similar to (visually or functionally) or competitive with any proprietary Software, technology, products or services of the Protexx Business.

        (c)     Establish, own, manage, operate, finance or control, or participate in the establishment, ownership, management, operation, financing or control of, or be a director, officer, employee, salesman, agent or representative of, or be a consultant to, any Person that conducts a business competitive with or similar to all or any part of the Protexx Business.

        (d)     Disparage, denigrate or belittle in any manner reasonably likely to be seen, overheard or communicated to any party outside of WidePoint any proprietary Software, technology, products or services of Acquisition or any of its subsidiaries no matter when or how acquired.

    7.4.           Enforcement of Covenants. As of the Closing Date, each of Protexx and the Protexx Management Shareholders expressly acknowledges that it would be extremely difficult to measure the damages that might result from any breach of the Covenants, and that any breach of the Covenants will result in irreparable injury to WidePoint and Acquisition for which money damages could not adequately compensate. If a breach of the Covenants occurs, WidePoint and Acquisition shall be entitled, in addition to all other rights and remedies that WidePoint and Acquisition may have at law or in equity, to have an injunction issued by any competent court enjoining and restraining any of Protexx, the Protexx Management Shareholders, and all other Persons involved therein from continuing such breach. The existence of any claim or cause of action that any of Protexx, the Protexx Management Shareholders, or any such other Person may have against WidePoint or Acquisition shall not constitute a defense or bar to the enforcement of any of the Covenants. If WidePoint or Acquisition must resort to litigation to enforce any of the Covenants that has a fixed term, then such term shall be extended for a period of time equal to the period during which a breach of such Covenant was occurring, beginning on the date of a final court order (without further right of appeal) holding that such a breach occurred or, if later, the last day of the original fixed term of such Covenant.

    7.5.           Scope of Covenants. If any Covenant, or any part thereof, or the application thereof, is construed to be invalid, illegal or unenforceable, then the other Covenants, or the other portions of such Covenant, or the application thereof, shall not be affected thereby and shall be enforceable without regard thereto. If any of the Covenants is determined to be unenforceable because of its scope, duration, geographical area or other factor, then the court making such determination shall have the power to reduce or limit such scope, duration, area or other factor, and such Covenant shall then be enforceable in its reduced or limited form.

SECTION 8: CLOSING CONDITIONS

    8.1.           Conditions to Protexx’s Obligations To Effect the Asset Purchase. Each obligation of Protexx and the Protexx Management Shareholders to be performed on the Closing Date shall be subject to the satisfaction of each of the conditions stated in this Section 8.1, except to the extent that such satisfaction is waived by Protexx in writing.

        (a)    WidePoint’s Representations. All representations, warranties and certifications made by WidePoint and Acquisition in this Agreement, including in any Disclosure Schedule, shall be true and correct in all respects as of the Closing Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be so true and correct only as of such specified date); provided, however, that neither Protexx nor any of the and the Protexx Management Shareholders shall be entitled to claim the condition set forth in this Section 8.1(a) has not been satisfied if: (i) any of them knows that any representation, warranty or certification made by WidePoint or Acquisition is untrue or incorrect; (ii) none of them has provided WidePoint with notice of such untruth or incorrectness and adequate opportunity to prepare and deliver a disclosure schedule update with respect to such matter prior to the Closing; and (iii) the matter which Protexx or any of the Protexx Management Shareholders knows to be untrue or incorrect is the basis upon which the condition set forth in this Section 8.1(a) is claimed to be unsatisfied.

        (b)    WidePoint’s Performance. All of the covenants and agreements in this Agreement to be satisfied or performed by WidePoint or Acquisition on or before the Closing Date shall have been satisfied or performed in all material respects.

        (c)    Absence of Proceedings. No Proceeding shall have been instituted, no Judgment shall have been issued, and no new Law shall have been enacted, on or before the Closing Date, that seeks to or does prohibit or restrain, or that seeks damages as a result of, the consummation of or any of the Transactions.

        (d)    Approval by Shareholders of Protexx. Protexx shall have received all necessary approval(s) from the Protexx shareholders with respect to the Asset Purchase and this Agreement, together with the approval(s) from any other Person having any rights which require obtaining an approval for the Transactions.

        (e)    Absence of Adverse Changes. Since the date of this Agreement, there shall not have been any change which would have an adverse effect on the business, financial condition or results of operations of WidePoint taken as a whole, which adverse effect is or will be material, under either GAAP or applicable legal principles, to WidePoint or WidePoint’s business, provided, that, none of the following shall constitute a material adverse effect for purposes of this Section 8.1(e): (i) any circumstance, change or effect generally affecting companies acting in the same industry as WidePoint, including, without limitation, any change in the accounting rules, Laws or regulations generally affecting such industry; (ii) any circumstance, change or effect affecting generally the United States economy or world equity markets or any material portion thereof; (iii) any circumstance, change or effect arising out of, resulting from or relating to the announcement or pendency of the Transactions or compliance with the terms of, or the taking of any action required by, this Agreement; or (iv) any circumstance, change or effect arising out of, resulting from or relating to any act or omission of Protexx or any Protexx Management Shareholder.

        (f)    Regulatory Matters Representations. The representations and warranties made by WidePoint and Acquisition in Section 5.3 shall be true and correct in all material respects (without giving effect to any disclosure schedule changes with respect thereto.)

        (g)    Hart-Scott-Rodino. All applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Act”) with respect to the Transactions contemplated by this Agreement shall have expired on or before the Closing Date, and neither the Federal Trade Commission nor Department of Justice shall have taken any action to prohibit the consummation of the Transactions contemplated by this Agreement or to impose any divestiture requirement as a condition thereto.

        (h)    Consents. All of the Consents identified as “Material Consents” on Schedules 4.2 or 5.2 shall have been obtained.

        (i)    Regulatory Approvals. Copies of all Consents of Governmental and Regulatory Authorities listed in Schedules 4.2 or 5.2 shall have been obtained. Additionally, none of the consents referred to above shall include any condition applicable to Acquisition’s operations after the Closing which is, in the reasonable judgment of WidePoint, materially adverse in any manner to Acquisition’s operations after the Closing; provided, however, that any condition that constitutes a requirement that Acquisition comply and Acquisition’s operations be conducted in accordance with applicable Law shall not be deemed to be materially adverse for purposes of this Section 8.1(i).

        (j)    Receipt of Deliveries. Protexx shall have received the deliveries required to be delivered by WidePoint and Acquisition pursuant to Section 9.3.

    8.2.           Conditions to WidePoint’s and Acquisition’s Obligations To Effect the Asset Purchase. Each obligation of WidePoint and Acquisition to be performed on the Closing Date shall be subject to the satisfaction of each of the conditions stated in this Section 8.2, except to the extent that such satisfaction is waived by WidePoint, in writing.

        (a)    Representations of Protexx and the Protexx Management Shareholders. All of the representations, warranties and certifications made by Protexx and the Protexx Management Shareholders in this Agreement, including in any Disclosure Schedule (as modified by any Disclosure Schedule Change) shall be true and correct in all respects as of the Closing Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be so true and correct only as of such specified date); provided, however, that neither WidePoint nor Acquisition shall be entitled to claim the condition set forth in this Section 8.2(a) has not been satisfied if: (i) either of them knows that any representation, warranty or certification made by Protexx or any of the Protexx Management Shareholders is untrue or incorrect; (ii) neither of them has provided Protexx with notice of such untruth or incorrectness and adequate opportunity to prepare and deliver a Disclosure Schedule Change with respect to such matter prior to the Closing; and (iii) the matter which WidePoint or Acquisition knows to be untrue or incorrect are the basis upon which the condition set forth in this Section 8.2(a) is claimed to be unsatisfied.

        (b)    Performance of Protexx and the Protexx Management Shareholders. All of the covenants and agreements in this Agreement to be satisfied or performed by Protexx and/or the Protexx Management Shareholders on or before the Closing Date shall have been satisfied or performed in all material respects.

        (c)    Absence of Proceedings. No Proceeding shall have been instituted, no Judgment shall have been issued, and no new Law shall have been enacted, on or before the Closing Date, that seeks to or does prohibit or restrain, or that seeks damages as a result of, the consummation of or any of the Transactions.

        (d)    Absence of Adverse Changes. Since the Date of this Agreement, there shall not have been any change which would have a Material Adverse Effect or any material casualty loss affecting the Specified Assets or financial condition of the Protexx Business which would have a Material Adverse Effect or any material change in the Specified Liabilities, in each case which Material Adverse Effect is or will be material under either GAAP or applicable legal principles to Protexx or Protexx’s Business; provided, that, none of the following shall constitute a Material Adverse Effect for purposes of this Section 8.2(d): (i) any circumstance, change or effect arising out of, resulting from or relating to the announcement or pendency of the Transactions or compliance with the terms of, or the taking of any action required by, this Agreement; or (ii) any circumstance, change or effect arising out of, resulting from or relating to any act or omission of WidePoint or any of its affiliates.

        (e)    Hart-Scott-Rodino. All applicable waiting periods under the HSR Act with respect to the Transactions contemplated by this Agreement shall have expired on or before the Closing Date, and neither the Federal Trade Commission nor Department of Justice shall have taken any action to prohibit the consummation of the Transactions contemplated by this Agreement or to impose any divestiture requirement as a condition thereto.

        (f)    Consummation of Software Transfers. Prior to the date of this Agreement, all transactions constituting the Software Transfers shall have been consummated, with evidence thereof being attached hereto as Exhibit B.

        (g)    Consummation of Capital Asset Transfers. Prior to the date of this Agreement, all necessary entities, including but not limited to 22THEN, Peter Letizia and William Tabor, shall have transferred to Protexx certain software and related intellectual property rights pursuant to the Software Assignment Agreement attached hereto as Exhibit C, and 22THEN, Peter Letizia and William Tabor shall have transferred to Protexx all capital assets held by 22THEN, Protexx and its Shareholders which are used in the Protexx Business pursuant to the transfer documents attached hereto as Exhibit D.

        (h)    Intellectual Property Assignments. Prior to the Closing, the individuals and entities set forth on Schedule 8.2(H) shall have executed and delivered to Protexx an Intellectual Property Assignment in substantially the form attached hereto as Exhibit E, providing for the assignment to Protexx of any and all intellectual rights such Persons may have with respect to any and all intellectual property used in the Protexx Business.

        (i)    Written Agreements With Consultants and Employees. Prior to Closing, each of the persons named in Schedule 8.2(i) shall enter into and execute the employment and/or consulting agreements and stock option agreements attached hereto as Exhibit F with Acquisition.

        (j)    Consents. All of the Consents identified as “Material Consents” on Schedules 4.2 or 5.2 shall have been obtained.

        (k)    Regulatory Approvals. Copies of all Consents of Governmental and Regulatory Authorities listed in Schedules 4.2 or 5.2 shall have been obtained. Additionally, none of the consents referred to above shall include any condition applicable to Acquisition’s operations after the Closing which is, in the reasonable judgment of WidePoint, materially adverse in any manner to Acquisition’s operations after the Closing; provided, however, that any condition that constitutes a requirement that Acquisition comply and Acquisition’s operations be conducted in accordance with applicable Law shall not be deemed to be materially adverse for purposes of this Section 8.2(k).

        (l)    Minimum Financial Condition. The Specified Assets shall be subject to certain minimum amounts, the Specified Liabilities shall be subject to certain maximum amounts, and the Protexx Business to be acquired by Acquisition shall be subject to certain minimum financial requirements, all as to be mutually agreed upon by Protexx, Acquisition and WidePoint prior to the Closing and set forth in Schedule 8.2(l) hereto.

        (m)    Consummation of Private Equity Transaction. Prior to the Closing, WidePoint shall have consummated and closed upon the private sale of WidePoint equity securities in a PIPE transaction.

SECTION 9: CLOSING AND OBLIGATIONS AT CLOSING

    9.1.           Closing. The closing of the Transaction (the “Closing”) will take place at the offices of Foley & Lardner LLP, 3000 K Street, N.W., Suite 500, Washington, D.C. 20007 or at such other place as the parties hereto mutually agree, at 12 p.m., local time on: (a) the fifth business day following the day all conditions set forth in Section 8 have been satisfied, or if permissible, waived in accordance with this Agreement; or (b) on such other date mutually agreeable to the parties hereto on which all such conditions have been satisfied, or if permissible, waived in accordance with this Agreement (such date on which the Closing occurs shall be the “Closing Date”). At the Closing there shall be delivered to WidePoint, Acquisition and Protexx the certificates and other documents and instruments required to be delivered under Sections 8 and 9.

    9.2.           Protexx’s Obligations at Closing. At the Closing, Protexx or the Protexx Management Shareholders shall deliver, or cause to be delivered, as applicable, the following to WidePoint:

        (a)    Specified Assets. Possession and control of Protexx’s Business, all of the Specified Assets, and all of the Protexx Real Property and Protexx’s Tangible Property, including all applicable keys, access cards and other entry devices.

        (b)    Documents of Transfer. Such bills of sale, assignments, deeds, endorsements, affidavits, and other instruments and documents of sale, transfer, assignment and conveyance as WidePoint may reasonably require in order to lawfully and effectively sell, transfer, assign and convey to Acquisition all right, title and interest in and to all of the Specified Assets, in each case in form reasonably acceptable to WidePoint, dated as of the Closing Date, and duly executed and, if necessary, acknowledged by Protexx and any other necessary entities.

        (c)    Name Change. A proper Amendment to Protexx’s Articles of Organization, dated the Closing Date and duly executed on behalf of Protexx, in form acceptable for immediate filing with the appropriate office, changing Protexx’s corporate name to a name that is not similar to Protexx’s current name or any product or other name used by Protexx and included in the Specified Assets. From and after the Closing, Acquisition shall have the sole right and title to own and utilize the names of Protexx, 22THEN and Protexx Americas.

        (d)    Compliance Certificates. A Certificate executed by the Protexx Management Shareholders, in each case with respect to itself, that each of the representations, warranties and certifications made by such party in this Agreement, including in any Disclosure Schedules (as modified by any Disclosure Schedule Change) is true and correct in all respects as of the Closing Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date), and that all of the covenants and agreements in this Agreement to be satisfied or performed by such party on or before the Closing Date have been satisfied or performed in all material respects.

        (e)    Update of Certain Information. A document or set of documents identifying: (i) all Specified Contracts (grouped by the categories set forth in Section 4.14) to which Protexx is a party or by which Protexx is bound that have been entered into or by which Protexx has become bound subsequent to the date hereof and through the Closing Date; (ii) all Specified Contracts terminated subsequent to the date hereof and through the Closing Date which are terminable at will or which by their terms terminate prior to the Closing Date; (iii) all new Employees who have been hired by Protexx and all independent contractors who have been engaged by Protexx, in each case subsequent to the date hereof and through the Closing Date and the applicable information regarding each such employee, and independent contractor required to be set forth with respect to employees and independent contractors in Schedule 4.15; (iv) all bonuses paid or adjustments to compensation made in the ordinary course of business, consistent with Protexx’s past practice, subsequent to the date of this Agreement and through the Closing Date; and (v) each new customer of Protexx who have become such subsequent to the date hereof and through the Closing Date and the applicable information regarding each such customer required to be set forth with respect to customers in Schedule 4.17.

        (f)    Consents. The original signed copies of all Consents, including but not limited to landlord consents, identified as “Material Consents” on Schedule 4.2 (the “Material Consents”), to the extent obtained prior to the Closing.

        (g)    Certified Approvals of Protexx. Certified copies of the approvals of the officers and shareholders of Protexx authorizing and approving this Agreement and the consummation of the Transactions to which Protexx is a party.

        (h)    Incumbency Certificate of Protexx. Incumbency certificates relating to each person executing (as an officer or otherwise on behalf of another person) this Agreement and any other document or instrument executed and delivered to WidePoint or Acquisition by Protexx pursuant to the terms hereof.

        (i)    Executed employment and/or Consulting Agreements. Executed copies of the agreements required pursuant to Section 8.2(i).

        (j)    Opinion of Counsel. An opinion of Manuel & Rosenfeld LLP, counsel to Protexx, 22THEN and Protexx Americas, and the Protexx Management Shareholders addressed to WidePoint and dated the Closing Date, with respect to matters set forth in Exhibit G.

        (k)    Other Documents. All other agreements, certificates and instruments reasonably requested by WidePoint in order to fully consummate and make effective the Transactions and carry out the purposes and intent of this Agreement.

    9.3.           WidePoint’s and Acquisition’s Obligations at Closing. At the Closing, WidePoint and Acquisition shall deliver the following to Protexx:

        (a)    Purchase Price. To Protexx by bank check the Cash Amount, subject to adjustment in accordance with this Agreement, and such other consideration as required by Section 3 hereof.

        (b)    Assumption of Liabilities. Such undertakings and instruments of assumption as Protexx may reasonably require in order to evidence the assumption by Acquisition of the Specified Liabilities, in each case in a form reasonably acceptable to Protexx, dated as of the Closing Date, and duly executed and, if necessary, acknowledged by Acquisition.

        (c)    Compliance Certificate. A certificate executed by the chief executive officer or chief financial officer of WidePoint and a certificate executed by an officer of Acquisition that each of the representations, warranties and certifications made by WidePoint and Acquisition in this Agreement, including in any Disclosure Schedule (as modified by any Disclosure Schedule Change) is true and correct as of the Closing Date (except those representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date) and that all of the covenants and agreements in this Agreement to be satisfied or performed by WidePoint or Acquisition on or before the Closing Date have been satisfied or performed in all material respects.

        (d)    Certified Resolutions. A certified copy of the resolutions of the Board of Directors of both WidePoint and Acquisition authorizing and approving this Agreement and the consummation of the Transactions with respect to each of WidePoint and Acquisition.

        (e)    Incumbency Certificates. Incumbency certificates relating to each person executing on behalf of WidePoint or Acquisition (as a corporate officer or otherwise on behalf of another person) this Agreement any other document or instrument executed and delivered to Protexx by WidePoint or Acquisition pursuant to the terms hereof.

        (f)    Other Documents. All other agreements, certificates and instruments reasonably requested by Protexx in order to fully consummate and make effective the Transactions and carry out the purposes and intent of this Agreement.

SECTION 10: TERMINATION, AMENDMENT AND WAIVER

    10.1.           Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Closing Date:

        (a)     by mutual written agreement of the parties hereto duly executed and delivered;

        (b)     by either WidePoint or Acquisition, on one hand, or Protexx on the other hand, upon written notification to the non-terminating party by the terminating party:

            (i)     at any time after December 31, 2008, if the Asset Purchase shall not have been consummated on or prior to such date and such failure to consummate the Asset Purchase is not caused by a breach of this Agreement by the terminating party;

            (ii)     if the Protexx shareholder approval with respect to this Agreement and the Asset Purchase shall not be obtained by July 31, 2008;

            (iii)     if any Governmental or Regulatory Entity, the taking of action by which is a condition to the obligations of Protexx, WidePoint or Acquisition to consummate the Transactions, shall have determined not to take such action and all appeals of such determination shall have been taken and have been unsuccessful;

            (iv)     if there has been a material breach of any representation, warranty, covenant or agreement on the part of the non-terminating party set forth in this Agreement which breach cannot be cured or has not been cured within thirty (30) days following receipt by the non-terminating party of notice of such breach from the terminating party or assurance of such cure reasonably satisfactory to the terminating party shall not have been given by or on behalf of the non-terminating party within such thirty (30) day period;

            (v)     if any court of competent jurisdiction or other competent Governmental or Regulatory Entity shall have issued an Order making illegal or otherwise restricting, preventing or prohibiting the Asset Purchase or any of the other Transactions.

        (c)     WidePoint if between the date of this Agreement and the Closing Date any Disclosure Schedule Change delivered by Protexx or the Protexx Management Shareholders pursuant to this Agreement discloses, in the reasonable business judgment of WidePoint, a new event or condition or events or conditions which, either individually or in their aggregate, could have a detrimental effect, including but not limited to a Material Adverse Effect, to Protexx or Protexx’s Business, provided that: (i) WidePoint shall have notified Protexx within ten (10) business days after such delivery that WidePoint believes, in its reasonable business judgment, the Disclosure Schedule Change(s) disclose event(s) or condition(s) which either individually or in the aggregate could have such a detrimental effect; (ii) WidePoint shall have negotiated in good faith with Protexx with respect to appropriate adjustments (if any) to the terms of this Agreement to reflect such new event(s) or condition(s); and (iii) the parties shall have failed to agree on such adjustments; provided, further, that none of the following shall constitute a detrimental effect for purposes of this Section 10.1(c): (A) any circumstance, change or effect affecting generally the United States economy or world equity markets or any material portion thereof; (B) any circumstance, change or effect arising out of, resulting from or relating to the announcement or pendency of the Transactions or compliance with the terms of, or the taking of any action required by, this Agreement; or (C) any circumstance, change or effect arising out of, resulting from or relating to any act or omission of WidePoint or any of its affiliates.

    10.2.           Effect of Termination. If this Agreement is validly terminated by either WidePoint or Acquisition on the one hand, or Protexx on the other, pursuant to Section 10.1, this Agreement will forthwith become null and void and there will be no liability or obligation on the part of either WidePoint and Acquisition on one hand or Protexx, and the Protexx Management Shareholders on the other (or any of their respective representatives or affiliates), except: (i) that nothing contained herein shall relieve any party hereto from liability for breach of its representations, warranties, covenants or agreements contained in this Agreement; and (ii) that the provisions of Sections 6.11 and 15.1 and, except as provided in the next succeeding sentence, the provisions with respect to expenses in Section 15.2 will continue to apply following any such termination. Notwithstanding any other provision in this Agreement to the contrary, upon termination of this Agreement pursuant to Section 10.1(b)(iv), Protexx and the Protexx Management Shareholders will remain liable to WidePoint and Acquisition for any breach of this Agreement by Protexx or the Protexx Management Shareholders existing at the time of such termination, and WidePoint and Acquisition will remain liable to Protexx and the Protexx Management Shareholders for any breach of this Agreement by WidePoint and Acquisition existing at the time of such termination, and WidePoint and Acquisition or Protexx and the Protexx Management Shareholders, as applicable, may seek such remedies, including damages and fees of attorneys, against the other with respect to any such breach as are provided in this Agreement or as are otherwise available at Law or in equity.

    10.3.           Amendment. This Agreement may be amended, supplemented or modified by action taken by or on behalf of the respective duly authorized officer or manager, as the case may be, of each of the parties hereto at any time prior to the Closing, whether prior to or after adoption of this Agreement by Protexx’s shareholders, but after such adoption and approval only to the extent permitted by applicable Law. No such amendment, supplement or modification shall be effective unless set forth in a written instrument duly executed by or on behalf of each party hereto.

    10.4.           Waiver. Subject to the other terms and conditions of this Agreement, at any time prior to the Closing any party hereto, by action taken by or on behalf of its duly authorized officer or manager, as the case may be, may to the extent permitted by applicable Law: (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (b) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto; or (c) waive compliance with any of the covenants, agreements or conditions of the other parties hereto contained herein. No such extension or waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party extending the time of performance or waiving any such inaccuracy or non-compliance. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

SECTION 11: PROTEXX EMPLOYEES NOT HIRED BY ACQUISITION

    11.1.           Affected Employees. Protexx shall be responsible for compliance with all Laws related to the termination by Protexx of Protexx’s employees who are not employed by Acquisition from and after the Closing (the “Affected Employees”), including, but not limited to, the Worker Adjustment and Retraining Notification (“WARN”) Act 29 U.S.C. §2101-2109. WidePoint and Acquisition shall not be responsible in any manner whatsoever for any Obligations of any type whatsoever to any Affected Employees. 22THEN and Protexx Americas do not have any employees.

    11.2.           Employee and Benefits Responsibilities/Obligations. Acquisition and WidePoint shall not in any manner assume or be liable for any Obligations to any or all employees of Protexx, including Obligations under Protexx’s payroll savings, profit sharing and/or other retirement plans (“Protexx’s Retirement Plans”), Obligations under Protexx’s Group Insurance Plans and Obligations for severance pay and other termination benefits shall include any properly accrued but unpaid regular compensation for the current payroll period as of the Closing Date and any properly accrued vacation pay, sick pay and personal time pay as of the Closing Date, all of which shall be the sole responsibility of Protexx.

    11.3.           Payroll Tax. Protexx agrees to make a clean cut-off of payroll and payroll tax reporting with respect to the Affected Employees, paying over to the federal, state and city governments those amounts respectively withheld or required to be withheld for periods ending on or prior to the Effective Time. Protexx also agrees to issue, by the date prescribed under applicable IRS rules and regulations, Forms W-2 for wages paid through the Effective Time.

    11.4.           Employee Benefit Plans.

        (a)    401(k) Plan. Prior to the Closing Date, Protexx shall amend its 401(k) plan to fully vest all participants, and shall authorize the termination of such plan.

        (b)    Group Insurance Plans. Protexx shall be solely responsible for employee claims that are incurred but not paid at any time under any insurance plans or other benefits provided by Protexx to its employees.

        (c)    COBRA Coverage. Protexx shall assume all responsibility and obligation to provide COBRA continuation coverage for the period prescribed under any and all applicable Laws. Protexx shall indemnify and hold harmless WidePoint and Acquisition for any costs, expenses and liability arising from such COBRA coverage.

    11.5.           No Third-Party Rights. Nothing in this Agreement, express or implied, is intended to confer upon any of Protexx’s employees, former employees, job applicants, any association or group of such persons or any Affected Employees any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, including, without limitation, any rights of employment.

SECTION 12: CERTAIN OBLIGATIONS OF PROTEXX AND THE PROTEXX MANAGEMENT SHAREHOLDERS AFTER CLOSING

    12.1.           Transition and Cooperation. From and after the Closing Date: (a) Protexx and the Protexx Management Shareholders shall fully cooperate to transfer to WidePoint the control and enjoyment of Protexx’s Business and the Specified Assets; (b) none of Protexx or the Protexx Management Shareholders the shall take any action or fail to take any action in bad faith, directly or indirectly, alone or together with others, which obstructs or impairs the smooth assumption by WidePoint through Acquisition of Protexx’s Business; and (c) Protexx and the Protexx Management Shareholders shall promptly deliver to WidePoint all correspondence, papers, documents and other items and materials received by any of them or found to be in their possession that constitute Books and Records of Protexx transferred to Acquisition pursuant to this Agreement.

    12.2.           Use of Names. Beginning immediately after the Closing Date, Protexx and the Protexx Management Shareholders shall not use, and shall cease all existing use, of all entity names, fictitious names, product names and other names used by Protexx at any time on or before the Closing Date and included in the Specified Assets, except as may be necessary to perform their obligations hereunder or as may be necessary to exercise any rights or take any actions relating to the Assets of Protexx that are not Specified Assets or the Obligations of Protexx that are not Specified Liabilities. Upon WidePoint’s or Acquisition’s request, Protexx and the Protexx Management Shareholders shall promptly sign all Consents and other documents that may be necessary to allow Acquisition to use or appropriate the use of any name used by Protexx at any time on or before the Closing Date.

    12.3.           Contract Matters. After the Closing, each Contract (“Transferred Contract”) as to which (a) the Contract Rights of Protexx are included in the Specified Assets, and (b) Consent to the assignment thereof from Protexx to Acquisition may be required under such Transferred Contract or applicable Law but was not obtained on or before the Closing Date, shall be handled in accordance with the following provisions, to the fullest extent permitted pursuant to such Transferred Contracts and applicable Law:

        (a)    Consent. Protexx and the Protexx Management Shareholders shall use commercially reasonable efforts (which shall not include payment for obtaining a Consent) to cooperate with Acquisition in Acquisition’s efforts to obtain Consent to the assignment of such Transferred Contract. If and when Consent to assignment of such Transferred Contract is obtained, such Transferred Contract shall no longer be subject to the provisions of this Section 12.3.

        (b)    Subcontracting. Protexx and the Protexx Management Shareholders shall use commercially reasonable efforts to make available to Acquisition all Contract Rights and other benefits of such Transferred Contract, on a subcontract or sublease basis or in some other appropriate manner reasonably requested by WidePoint to the fullest extent permitted pursuant to the Transferred Contract and applicable Law, and Acquisition shall be considered an independent subcontractor or sublessee of Protexx, or an agent of Protexx, with respect to all matters concerning such Transferred Contract. Without limiting the foregoing, Acquisition shall be considered Protexx’s agent for purposes of (i) collecting all amounts that may be due from the other party or parties to such Transferred Contract; and (ii) negotiating or otherwise handling all disputes and issues that may arise in connection with such Transferred Contract, other than such disputes or issues as to which Protexx and/or Letizia or Tabor are obligated to indemnify WidePoint or Acquisition hereunder. Until Consent to assignment of each Transferred Contract is obtained, Acquisition shall use commercially reasonable efforts to perform in accordance with the provisions of such Transferred Contract. Acquisition shall be entitled to retain all payments due from the other party or parties under the Transferred Contracts. Without Acquisition’s prior written consent, Protexx shall not agree to any amendment, modification, extension, renewal, termination or other change in the terms of such Transferred Contract, nor shall Protexx exercise any Contract Right under such Transferred Contract.

        (c)    Buyer’s Instructions. At Acquisition’s direction and expense, Protexx and the Protexx Management Shareholders shall (a) notify the other party or parties to such Transferred Contract that Acquisition is Protexx’s subcontractor, sublessee or agent with respect thereto and that all further payments, notices and other communications with respect thereto shall be directed to Acquisition; (b) agree to such amendments, modifications, extensions, renewals, terminations or other changes in the terms of such Transferred Contract as Acquisition determines, in its sole discretion, are advisable; and (c) exercise any Contract Right under such Transferred Contract at such time and in such manner as Acquisition determines, in its sole discretion, to be advisable.

        (d)    Collateral Assignment. Effective as of the Closing Date, Protexx hereby collaterally assigns to Acquisition, and grants to Acquisition a security interest in, all of Protexx’s contract rights under such Transferred Contract and all cash and non-cash proceeds thereof, as security for the prompt and timely satisfaction and performance of Protexx’s obligations under this Section 12.3. Protexx shall deliver to Acquisition at Closing possession of any original executed copy of such Transferred Contract in the possession of Protexx. Effective as of the Closing Date, Protexx hereby appoints Acquisition as Protexx’s attorney to take such actions, in Protexx’s name and on its behalf, as such attorney determines, in its sole discretion, to be necessary or advisable to protect, perfect and continue perfected the security interest granted hereunder including the execution and filing of such financing statements and other instruments and documents as such attorney determines, in its sole discretion, to be necessary or advisable for such purposes.

        (e)    Further Assurances. At any time and from time to time after the Closing Date, at Acquisition’s request and expense, and without further consideration, Protexx and the Protexx Management Shareholders shall promptly execute and deliver all such further agreements, certificates, instruments and documents, and perform such further actions, as Acquisition may reasonably request in order to fully consummate the transactions contemplated hereby and carry out the purposes and intent of this Agreement. Without limiting the generality of the foregoing, Protexx shall timely file all Tax Returns and pay all Taxes required to be filed and paid with respect to the Assets, business and operations of Protexx for all periods beginning before and ending on, before or after the Closing Date.

SECTION 13: OPERATIONS OF ACQUISITION AFTER CLOSING

    13.1.           Acquisition’s Operations during Earnout Period. (a) During the Earnout Period, WidePoint and Acquisition agree that Acquisition’s Operations shall be conducted in accordance with the commercially reasonable directions of the Board of Directors of Acquisition, taking into account, among other things, the impact of their decisions on the ability of Protexx to qualify to receive the Earnout Amount and the amount of any such Earnout Amount. During the Earnout Period, WidePoint and Acquisition agree to (i) loan or otherwise provide to Acquisition an aggregate of Five Hundred Thousand Dollars ($500,000.00) for the working capital needs of Acquisition’s Operations in accordance with the pro forma budget and Schedule 13.1 hereto, as may be modified at any time as determined in the reasonable business judgment of the Board of Directors of Acquisition, with such amount to be loaned or otherwise provided to Acquisition to be reduced by the outstanding balance at the Closing of all amounts owed by Protexx to WidePoint under the terms of the Revolving Line of Credit Agreement and Promissory Notes which are outstanding between WidePoint and Protexx at the Closing, and (ii) provide up to an additional Five Hundred Thousand Dollars ($500,000.00) to Acquisition at the times and in the amounts as determined in the reasonable business judgment of the Board of Directors of Acquisition to support the performance by Acquisition of its pro forma financial projections as attached hereto as Exhibit H and all contracts which are awarded to Acquisition during the calendar year of 2008 with projected EBITDA in sufficient amounts to justify pursuing such contracts, as determined by the Board of Directors of Acquisition. Notwithstanding anything contained in this Agreement to the contrary, upon the satisfaction by WidePoint and/or Acquisition of the provisions of this Section 13.1, then WidePoint and Acquisition shall not have any further obligations to support the Protexx Business as acquired by Acquisition under this Agreement, and nothing herein shall affect the sole and exclusive ownership by Acquisition of the Specified Assets.

        (b)     The Board of Directors of Acquisition from and after the Closing shall consist of Steve Komar, James McCubbin and Peter Letizia, with Peter Letizia remaining as a member of the Board of Directors of Acquisition after the Closing as long as Peter Letizia remains employed by Acquisition following the Closing.

        (c)     The executive officers of Acquisition from and after the Closing shall be Peter Letizia, as President and Chief Executive Officer, and James McCubbin, as Chief Financial Officer, Treasurer, and Secretary.

SECTION 14: INDEMNIFICATION AND HOLDBACK

    14.1.           Indemnification Adjustment and Payment of Holdback. The Purchase Price shall be reduced from time to time by the full aggregate amount (the “Indemnification Adjustment”) owed to WidePoint or Acquisition under this Section 14 as adjusted, if applicable, to reflect the provisions of Sections 14.5 and 14.6, as a result of any Indemnification Matters (as defined in Section 14.4).

    14.2.           Indemnification by Protexx and the Management Shareholders. From and after the Closing Date, Protexx, Letizia and Tabor shall, jointly and severally, indemnify and hold harmless WidePoint, Acquisition, and their respective successors and permitted assigns, and their respective directors, officers, employees, agents and representatives, from and against any and all actions, suits, claims, demands, debts, liabilities, obligations, losses, damages, costs, expenses, judgments and settlements, including reasonable attorney’s fees and court costs (excluding any of the foregoing to the extent reserved on the Closing Balance Sheet) incurred by such persons, arising out of or caused by, directly or indirectly, any of the following:

(i)	Any breach by Protexx, 22THEN, and/or the Protexx Management Shareholders of any warranty or representation made by Protexx, 22THEN, or the Protexx Management Shareholders in or pursuant to this Agreement;

(ii)	Any failure or refusal by Protexx, 22THEN, and/or the Protexx Management Shareholders to satisfy or perform any covenant of such person in this Agreement required to be satisfied or performed by any or all of them;

(iii)	Any matter, event or condition specified in a Disclosure Schedule Change, other than matters, events or conditions as to which WidePoint has provided a prior written consent pursuant to Section 6.2 hereof;

(iv)	Any deficiency, adjustment or assessment for Taxes made against or imposed upon Protexx or 22THEN (or any of their predecessors or successors);

(v)	Any Obligation of Protexx other than those expressly included in the Specified Liabilities including: (i) any of the types of Obligations specifically excluded from the Specified Liabilities under Section 2.2; (ii) any such Obligation that may be imposed upon Acquisition as a result of the failure by Protexx to comply with any bulk sales, bulk transfer, fraudulent conveyance or similar Law of any jurisdiction that may be applicable to some or all of the Transactions contemplated by this Agreement; and (iii) any such Obligation that may be imposed upon Acquisition or its affiliates as a result of any Law under which Acquisition or its affiliates may have successor liability for any Tax or other Obligations of Protexx or 22THEN for all periods ending on or before the Closing Date and the pre-Closing portion of any period that begins before the Closing Date and ends after the Closing Date.

(vi)	Any Proceeding or Claim against Acquisition or WidePoint by or on behalf of any employee of Protexx who is not employed by Acquisition at the Closing.

(vii)	Any Proceeding or Claim against Acquisition by or on behalf of any Person who, after the Closing hereunder, purchases or receives any equity interest in Protexx, which Proceeding relates to Protexx, its business, Assets or ownership.

(viii)	Any Proceeding or Claim against Acquisition or WidePoint by or on behalf of any Person who, before or after the Closing hereunder, asserts any claim against Protexx or any of the Protexx Management Shareholders relating to Protexx, its business, Assets or ownership.

        Limitation of Indemnification. No indemnification is provided hereunder with respect to any financial projection, pro forma statement or forward-looking statement.

        From and after the Closing Date, Manuel agrees to provide, at no cost to any Person, all legal services, fees, costs and expenses of any and all types whatsoever necessary to defend each and all of WidePoint, Acquisition, Protexx, Letizia, Tabor, and all the officers, directors and shareholders of each such Person from and against any and all claims, demands, assertions, allegations and/or any other attempt by Howard Hellman or any Person affiliated with or claiming through Howard Hellman relating to any software and other intellectual property which are part of the Specified Assets being acquired by Acquisition and WidePoint under this Agreement.

    14.3.           WidePoint’s Indemnification. From and after the Closing Date, WidePoint shall indemnify and hold harmless Protexx and its directors, officers, employees, representatives, heirs, estates, personal representatives and agents, from and against any and all actions, suits, claims, demands, debts, liabilities, obligations, losses, damages, costs, expenses, judgments and settlements, including reasonable attorney’s fees and court costs incurred by such persons, arising out of or caused by, directly or indirectly, any of the following:

        (a)     Any breach by WidePoint or Acquisition of any warranty or representation made by WidePoint or Acquisition in or pursuant to this Agreement;

        (b)     Any failure or refusal by WidePoint or Acquisition to satisfy or perform any covenant of such person in this Agreement required to be satisfied or performed by either or both of them;

        (c)     Any Obligations arising after the Closing Date with respect to Specified Contract or Specified Liability; and

        (d)     Any Obligations arising after the Closing Date with respect to Transferred Contracts subject to the provisions of Section 12.3; and

        (e)     Except to the extent to which indemnification is provided pursuant to Section 14.2, and except for Obligations of Protexx or the Protexx Management Shareholders pursuant to this Agreement, any Obligations of Acquisition or any of its subsidiaries arising from or attributable to all periods beginning after the Closing Date and the post-Closing portion of any period that begins before the Closing Date and ends after the Closing Date.

    14.4.           Indemnification Procedures. With respect to each event, occurrence or matter (an “Indemnification Matter”) as to which WidePoint or Acquisition, on the one hand, or Protexx on the other hand, as applicable (the “Indemnitee”) is entitled to indemnification from the other, as applicable (the “Indemnitor”) under Section 14.2 or Section 14.3:

        (a)     Within ten (10) days after the Indemnitee receives written documents underlying the Indemnification Matter or, if the Indemnification Matter does not involve a third party action, suit, claim or demand, promptly after the Indemnitee first has actual knowledge of the Indemnification Matter, the Indemnitee shall give notice to the Indemnitor (“Claim Notice”) of the nature of the Indemnification Matter and the amount demanded or claimed in connection therewith (“Claim Amount”), together with copies of any such written documents. Failure to give such notice shall not affect the Indemnitor’s duty or obligations under this Section 14, except: (i) to the extent Indemnitor is prejudiced thereby; or (ii) as otherwise provided in Section 14.5(c).

        (b)     If a third party action, suit, claim or demand is involved, then, upon receipt of notice from the Indemnitee of such third party action, suit, claim or demand (“Indemnification Notice”), the Indemnitor shall, at its expense and through counsel of its choice, promptly assume and have sole control over the litigation, defense or settlement (the “Defense”) of the Indemnification Matter, except that: (i) the Indemnitee may, at its option and expense and through counsel of its choice, participate in (but not control) the Defense; (ii) if the Indemnitee reasonably believes that the handling of the Defense by the Indemnitor may have a material adverse effect on the Indemnitee, its business or financial condition, or its relationship with any customer, prospect, supplier, employee, salesman, consultant, agent or representative, then the Indemnitee may, at its option and expense and through counsel of its choice, assume control of the Defense, provided that the Indemnitor shall be entitled to participate in the Defense at its expense and the Indemnitee shall not consent to any Judgment or agree to any settlement without the Indemnitor’s prior written consent, which consent shall not be unreasonably withheld; (iii) the Indemnitor shall not consent to any Judgment, or agree to any settlement, without the Indemnitee’s prior written consent, which consent shall not be unreasonably withheld; and (iv) if the Indemnitor does not promptly assume control over the Defense or, after doing so, does not continue to prosecute the Defense in good faith, the Indemnitee may, at its option and through counsel of its choice and at the Indemnitor’s expense, assume control over the Defense and the Indemnitee shall not consent to any Judgment or agree to any settlement, without the Indemnitor’s prior written consent, which consent shall not be unreasonably withheld. In any event, the Indemnitor and the Indemnitee shall fully cooperate with each other in connection with the Defense, including by furnishing all available documentary or other evidence as is reasonably requested by the other.

        (c)     The final amount owed by the Indemnitor to the Indemnitee (if any) shall be determined by a final Judgment (without further right of appeal) or by a settlement agreement or similar Contract executed by the parties involved, and shall be adjusted, if applicable, to reflect the provisions of Sections 14.5 and 14.6 (“Indemnification Amount”). At any time after such Judgment is rendered or such settlement agreement or similar Contract is executed, the Indemnitee may give notice to the Indemnitor (“Payment Notice”) demanding payment of the Indemnification Amount.

        (d)     In cases where the Indemnitors are Protexx, Letizia and/or Tabor, the final amount owed by the Indemnitor to the Indemnitee shall be automatically deducted from the Purchase Price until it is depleted, and thereafter Protexx, Letizia and/or Tabor shall, subject to the other provisions of this Section 14, be liable, jointly and severally, for the payment of any portion of such final amount remaining to be paid within five (5) business days after Payment Notice is given.

        (e)     In cases where the Indemnitor is WidePoint, WidePoint shall pay the Indemnification Amount to Protexx within five (5) business days after the Payment Notice is given. Such payment may be made either by submitting payment by wire transfer of immediately available United States federal funds or by certified check.

    14.5.           Limits on Indemnification. Indemnitor’s liability under this Section 14 shall be limited as follows:

        (a)    Deductible. No amount shall be payable by the Indemnitor under this Section 14 unless and until the aggregate amount otherwise payable by such Indemnitor under this Section 14 exceeds Five Thousand Dollars ($5,000.00) (the “Deductible”), in which event such Indemnitor shall pay only the amount payable by such Indemnitor under this Section 14 in excess of the Deductible amount and all future amounts that become payable by such Indemnitor under this Section 14 from time to time thereafter.

        (b)    Time Period. With respect to all Indemnification Matters, the Indemnitor shall not be liable as to any such Indemnification Matter for which the Indemnitee does not give a Claim Notice to the Indemnitor in accordance with Section 14.4(a) within eighteen (18) months following the Closing Date.

    14.6.           Exceptions to Limitations. None of the limitations set forth in Section 14.5 shall apply in the case of any Indemnification Matter involving: (a) intentional misrepresentation, fraud or a criminal matter; (b) record or beneficial ownership of any of the equity interests of Protexx; (c) a Disclosure Schedule Change; (d) title to or infringement caused by any Software, technology, service or product which, at any time before Closing, was marketed, licensed, maintained, supported, owned, or claimed to have been owned by Protexx; (e) Taxes; (f) the representations and warranties contained in Section 4.12; (g) the representations and warranties contained in Section 4.18; (h) the covenants and agreements set forth in Section 13.2; (i) any indemnification claim made by WidePoint pursuant to Sections 14.2(e), 14.2(f) or 14.2(g); (k) any indemnification claim made by Protexx or the Protexx Management Shareholders pursuant to Sections 14.3(c), (d) or (e); and (l) covenants or other obligations to be performed after Closing.

SECTION 15: OTHER PROVISIONS

    15.1.           Publicity. At all times after the Closing Date, without the prior written consent of the other parties, no party hereto shall make any public announcement regarding the Transactions, except as required by the applicable regulations or rules of the SEC, AMEX or any Governmental or Regulatory Entities.

    15.2.           Fees and Expenses. Except as otherwise expressly set forth in this Agreement, WidePoint shall pay all of the fees and expenses incurred by it and/or Acquisition on the one hand, and Protexx shall pay all of the fees and expenses incurred by it and the Protexx Management Shareholders on the other hand, in negotiating and preparing this Agreement (and all other Contracts and documents executed in connection herewith or therewith) and in consummating the Transactions.

    15.3.           Notices. All notices, consents or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or one (1) business day after being sent by a nationally recognized overnight delivery service, postage or delivery charges prepaid or five (5) business days after being sent by registered or certified mail, return receipt requested, postage charges prepaid. Notices also may be given by prepaid facsimile and shall be effective on the date transmitted if confirmed within 48 hours thereafter by a signed original sent in one of the manners provided in the preceding sentence. Notices shall be sent to the parties at their respective addresses set forth below. Any party may change its address for notice and the address to which copies must be sent by giving notice of the new addresses to the other parties in accordance with this Section 15.3, provided that any such change of address notice shall not be effective unless and until received.

If to WidePoint or Acquisition to:
Mr. James T. McCubbin
WidePoint Corporation
One Lincoln Centre
18W140 Butterfield Road, Suite 1100
Oakbrook Terrace, Illinois 60181
with a copy to:
Foley & Lardner LLP
3000 K Street, N.W.
Washington, D.C. 20007-5143
Fax No. (202) 672-5399
Attention: Thomas L. James, Esquire

If to Protexx, 22THEN,
or the Protexx Management Shareholders:
Attn: Peter Letizia
10 Fairway Drive, Suite 216
Deerfield Beach, Florida 33441
with copies to:
Charles B. Manual, Jr., Esq.
1 Penn Plaza, Suite 2527
New York, New York 10119
Fax: 212-792-0998

    15.4.           Survival. All representations, warranties and covenants made in this Agreement or pursuant hereto shall survive the date of this Agreement, the Closing Date and the consummation of the Transactions, subject to the provisions of Section 14.5.

    15.5.           Interpretation of Representations. Each representation and warranty made in this Agreement or pursuant hereto is independent of all other representations and warranties made by the same parties, whether or not covering related or similar matters, and must be independently and separately satisfied. Exceptions or qualifications to any such representation or warranty shall not be construed as exceptions or qualifications to any other representation or warranty.

    15.6.           Reliance by Parties. Notwithstanding the right of WidePoint and Acquisition, on the one hand, and Protexx and the Protexx Management Shareholders, on the other, to investigate the business, Assets and financial condition of Protexx, WidePoint and Acquisition respectively, and notwithstanding any knowledge obtainable by WidePoint, Acquisition or Protexx, as a result of such investigations, WidePoint, Acquisition on the one hand and Protexx and the Protexx Management Shareholders, on the other have the unqualified right to rely upon and have relied upon, each of the representations and warranties made by Protexx and the Protexx Management Shareholders on the one hand, and WidePoint and Acquisition on the other, in this Agreement.

    15.7.           Entire Understanding. This Agreement, together with the Annexes, Exhibits and Schedules (including the Disclosure Schedule Changes) hereto, states the entire understanding among the parties with respect to the subject matter hereof, and supersedes all prior oral and written communications and agreements, and all contemporaneous oral communications and agreements, with respect to the subject matter hereof, including all confidentiality letter agreements and letters of intent previously entered into among some or all of the parties hereto. No amendment or modification of this Agreement shall be effective unless in writing and executed as provided for in Section 10.3 hereof.

    15.8.           Parties in Interest. This Agreement shall bind, benefit and be enforceable by and against WidePoint and Acquisition and their respective successors and assigns, and Protexx and the Protexx Management Shareholders and their respective heirs, estates and personal representatives. No party shall in any manner assign any of its or his rights or obligations under this Agreement without the express prior written consent of the other parties.

    15.9.           Waivers. Except as otherwise expressly provided herein, no waiver with respect to this Agreement shall be enforceable unless in writing and signed by the party against whom enforcement is sought. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any party, and no course of dealing between or among any of the parties, shall constitute a waiver of, or shall preclude any other or further exercise of, any right, power or remedy.

    15.10.           Severability. If any provision of this Agreement is construed to be invalid, illegal or unenforceable by a court of competent jurisdiction, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto.

    15.11.           Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original hereof, and it shall not be necessary in making proof of this Agreement to produce or account for more than one counterpart hereof.

    15.12.           Section Headings. Section and subsection headings in this Agreement are for convenience of reference only, do not constitute a part of this Agreement, and shall not affect its interpretation.

    15.13.           References. All words used in this Agreement shall be construed to be of such number and gender as the context requires or permits.

    15.14.           Controlling Law. THIS AGREEMENT IS MADE UNDER, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED SOLELY THEREIN, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.

    15.15.           Jurisdiction and Process. In any action between or among any of the parties, whether arising out of this Agreement or otherwise: (a) each of the parties irrevocably consents to the exclusive jurisdiction and venue of the federal and state courts located in the State of Delaware; (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in the State of Delaware; (c) each of the parties irrevocably waives the right to trial by jury; (d) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 15.3; and (e) the prevailing parties shall be entitled to recover their reasonable attorneys’ fees and court costs from the other parties.

    15.16.           No Third-Party Beneficiaries. Except as provided in Section 15.8, and with respect to the persons indemnified under Section 14, no provision of this Agreement is intended to or shall be construed to grant or confer any right to enforce this Agreement, or any remedy for breach of this Agreement, to or upon any Person other than the parties hereto, including any customer, prospect, supplier, employee, contractor, salesman, agent or representative of Protexx.

    15.17.           Bankruptcy Qualification. Each representation or warranty made in or pursuant to this Agreement regarding the enforceability of any Contract shall be qualified to the extent that such enforceability may be effected by bankruptcy, insolvency and other similar Laws or equitable principles (but not those concerning fraudulent conveyance) generally affecting creditors’ rights and remedies.

    15.18.           No Assignment. No party may assign this Agreement without the prior written consent of the other parties to this Agreement.

SECTION 16: DEFINED TERMS

Certain defined terms used in this Agreement and not specifically defined in context are defined below in this Section 16. Where any group or category of items or matters is defined collectively in the plural number, any item or matter within such definition may be referred to using such defined term in the singular number. Words of any gender used in this Agreement shall be held and construed to include any other gender, unless the context otherwise requires.

    16.1.            “Accounts Receivable” means: (a) any right to payment for goods sold, leased or licensed or for services rendered, whether or not it has been earned by performance, whether billed or unbilled, and whether or not it is evidenced by any Contract; (b) any note receivable; or (c) any other receivable or right to payment of any nature provided, however, that such term shall not include the receivables retained pursuant to the Assets of Protexx that are not Specified Assets.

    16.2.            “Ancillary Agreement” shall have the meaning set forth in Section 4.2(a).

    16.3.            “Asset Purchase” shall have the meaning set forth in the introductory paragraphs of this Agreement.

    16.4.            “Assets” means any real, personal, mixed, tangible or intangible property of any nature, including Cash Assets, prepayments, deposits, escrows, Accounts Receivable, tangible assets (including Tangible Property), Real Property, Software, Contract Rights, Intangibles and goodwill, and any claims, causes of action and other legal rights and remedies.

    16.5.            “Assigned Contracts” shall have the meaning set forth in Section 2.1(a)(v)(F).

    16.6.            “Financial Statements” shall have the meaning set forth in Section 4.7.

    16.7.            “Books and Records” means all files, documents, instruments, papers, books and records relating to the Protexx Business, regardless of the medium in which such records were created or currently reside, including without limitation the Specified Contracts, financial statements and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals and policies and procedures, but specifically excluding Tax Returns, minute books, stock record books, stock transfer ledgers, stock certificates, membership interest certificates and books, and membership interest transfer ledgers.

    16.8.            “Cash Amount” shall have the meaning set forth in Section 3.1(a).

    16.9.            “Cash Assets” means any cash on hand, cash in bank or other accounts, readily marketable securities, and other cash-equivalent liquid assets of any nature.

    16.10.            “Claims” shall have the meaning set forth in Section 4.19.

    16.11.            “Closing” shall have the meaning set forth in Section 9.1.

    16.12.            “Closing Balance Sheet” shall have the meaning set forth in Section 3.2.

    16.13.            “Closing Date” shall have the meaning set forth in Section 9.1.

    16.14.            “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, Code Section 4980B, ERISA Sections 601-609.

    16.15.            “Code” shall mean the Internal Revenue Code of 1986 as amended from time to time.

    16.16.            “Consent” means any consent, approval, order or authorization of, or any declaration, filing or registration with, or any application, notice or report to, or any waiver by, or any other action of, by or with, any Person, which is necessary in order to take a specified action or actions in a specified manner and/or to achieve a specified result.

    16.17.            “Contract” means any written or oral contract, agreement, instrument, order, arrangement, commitment or understanding of any kind or nature, including, but not limited to, sales orders, purchase orders, leases, subleases, data processing agreements, maintenance agreements, license agreements, sublicense agreements, loan agreements, promissory notes, security agreements, pledge agreements, deeds, mortgages, guaranties, indemnities, warranties, employment agreements, consulting agreements, sales representative agreements, joint venture agreements, buy-sell agreements, subscriber agreements, clearing agreements, options or warrants.

    16.18.            “Contract Right” means any right, power or remedy of any kind or nature under any Contract, including rights to receive property or services or otherwise derive benefits from the payment, satisfaction or performance of another party’s Obligations, rights to demand another party accept property or services or take or refrain from taking any other actions, and rights to pursue or exercise remedies or options.

    16.19.            “Deductible” shall have the meaning set forth in Section 14.5(a).

    16.20.            “Disclosure Schedule Change” shall have the meaning set forth in Section 6.8.

    16.21.            “Disclosure Schedules” shall have the meaning set forth in Section 4.27.

    16.22.            “Earnout Amount” shall have the meaning set forth in Section 3.3(a).

    16.23.            “Earnout Payment” shall have the meaning set forth in Section 3.3(a).

    16.24.            “Earnout Period” shall have the meaning set forth in Section 3.3(a).

    16.25.            “Earnout Report” shall have the meaning set forth in Section 3.3(b).

    16.26.            “Earnout Statement of Operating Income” shall have the meaning set forth in Section 3.3(b).

    16.27.            “Effective Time” shall have the meaning set forth in Section 3.2.

    16.28.            “Employee” shall mean all common law employees of Protexx who are reported as such on Protexx’s payroll.

    16.29.            “Employee Benefit Plans” means any compensation, incentive, fringe or benefit plan, program, policy, commitments or other similar arrangements under which any employee, former employee, director or consultant of or to Protexx, or any of its ERISA Affiliates, or any beneficiary or any such individual, is covered, is eligible for coverage or has benefit or compensation rights or with respect to which Protexx or any ERISA Affiliates has or may have any liability.

    16.30.            “Encumbrance” means any lien, superlien, security interest, pledge, right of first refusal, mortgage, easement, covenant, restriction, reservation, conditional sale, prior assignment or other encumbrance, claim, burden or charge of any nature.

    16.31.            “Environmental Laws” means all applicable Laws (including consent decrees and administrative orders legally binding on the applicable party) governing the public health and safety and protection of the environment, including those governing the use, generation, handling, storage and disposal or cleanup of Hazardous Substances, all as amended.

    16.32.            “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

    16.33.            “ERISA Affiliate” means any trade or business, whether or not incorporated, which is a member of a controlled group or which is under common control with Protexx within the meaning of Section 414 of the Code or which is a member of an “affiliated service group” within the meaning of Section 414 of the Code, which includes Protexx.

    16.34.            “ERISA Plan” means any Employee Benefit Plan which is an “employee benefit plan” within the meaning of Section 3(3) of ERISA.

    16.35.            “GAAP” means generally accepted accounting principles under then current United States accounting rules and regulations, consistently applied. When used in connection with Acquisition’s and its subsidiaries’ financial reporting, GAAP shall be applied consistently with Protexx’s past practices; provided, however, in no event shall the consistent application of historical accounting policies used by Protexx have priority over GAAP as applied to the consolidated financial reporting of WidePoint, regardless of materiality.

    16.36.            “Governmental or Regulatory Entity” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision.

    16.37.            “Hazardous Substances” means: (a) any substance, waste, contaminant, pollutant or material that has been defined, designated or regulated by any United States federal government authority, or any state or local government authority having jurisdiction over any Real Property as hazardous, dangerous or toxic pursuant to any applicable Environmental Law of any state in which any Real Property is located or any United States Law; and (b) asbestos, polychlorinated biphenyls (“PCB’s”), petroleum, petroleum products and urea formaldehyde.

    16.38.            “HSR Act” shall have the meaning set forth in Section 8.1(g).

    16.39.            “Indemnification Amount” shall have the meaning set forth in Section 14.4(c).

    16.40.            “Insurance Policy” means any public liability, product liability, general liability, comprehensive, property damage, vehicle, life, hospital, medical, dental, disability, worker’s compensation, key man, fidelity bond, theft, forgery, errors and omissions, directors and officers liability or other insurance policy of any nature.

    16.41.            “Intangible” means any name, corporate name, fictitious name, trademark, trademark application, service mark, service mark application, trade name, brand name, product name, slogan, trade secret, know-how, patent, patent application, copyright, copyright application, design, logo, formula, invention, product right, technology or other intangible asset of any nature, whether in use, under development or design, or inactive.

    16.42.            “IRS” means the United States Internal Revenue Service.

    16.43.            “Judgment” means any order, writ, injunction, citation, award, decree or other judgment of any nature of any foreign, federal, state or local court, governmental body, administrative agency, regulatory authority or arbitration tribunal.

    16.44.            “Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Entity.

    16.45.            “Material Adverse Effect” means any material adverse effect on: (a) the financial condition or results of operations of Protexx; (b) the exclusive ownership and intellectual property rights held by Protexx (and/or previously by 22THEN) with respect to any Software; or (c) any of the Assets of third parties which are material to and used by Protexx in Protexx’s Business as conducted immediately prior to Closing and are not readily replaceable.

    16.46.            “Material Consents” shall have the meaning set forth in Section 9.2(g).

    16.47.            “Obligation” means any debt, liability or obligation of any nature, whether secured, unsecured, recourse, nonrecourse, liquidated, unliquidated, accrued, absolute, fixed, contingent, ascertained, unascertained, known, unknown or otherwise.

    16.48.            “Operating Income” shall be calculated in accordance with GAAP, subject to the following adjustments and limitations:

        (i)        Revenues, expenses and profits from Acquisition’s Operations will be recognized in accordance with WidePoint’s standard accounting practices and policies in effect for the relevant period.

        (ii)        Any revenues, profits, costs, expenses and charges of Acquisition that exist or arise prior to the Closing shall not be included.

    16.49.            “Order” means any legally binding writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Entity, in each case whether preliminary or final.

    16.50.            “Organizational Documents” shall have the meaning set forth in Section 4.1(a).

    16.51.            “Permit” means any license, permit, approval, waiver, order, authorization, right or privilege of any nature, granted, issued, approved or allowed by any foreign, federal, state or local governmental body, administrative agency or Governmental or Regulatory Entity.

    16.52.            “Permitted Liens” means: (a) liens for current taxes and assessments not yet past due; (b) liens of landlords, carriers, mechanics, materialman and repairman incurred in the ordinary course of business for sums not yet past due; (c) all recorded Encumbrances that could not reasonably be expected to have a Material Adverse Effect; and (d) all other liens which when taken individually and in the aggregate do not materially detract from the value of the Assets as now used, or materially interfere with any present or presently intended use of those Assets.

    16.53.            “Person” means any individual, sole proprietorship, joint venture, corporation, limited liability company, partnership, association, cooperative, trust, estate, governmental body, administrative agency, Governmental or Regulatory Entity or other entity of any nature.

    16.54.            “Proceeding” means any demand, written claim, suit, action, litigation, investigation by any Governmental or Regulatory Entity, arbitration, administrative hearing or other proceeding by any Governmental or Regulatory Entity of any nature.

    16.55.            “Protexx’s Business” for purposes of this Agreement only, shall mean the collective business of Protexx, including but not limited to the following: (a) the operation by Protexx of identity management and information protection, and other activities related or incidental thereto; and (b) the development, maintenance, enhancement and provision of Software, services, products and operations for identity management and information protection, that provide functionality the same as, substantially similar to or an extension or evolution of the functionality contained in the Software and related Software products used, licensed or owned at any time by Protexx, 22THEN, Tabor, and/or any affiliates of any such Person(s) prior to the Closing Date.

    16.56.            “Protexx CEO” shall have the meaning set forth in Section 13.1(a).

    16.57.            “Protexx Group Insurance Plan” shall mean all Insurance Policies that constitute group medical, dental, hospitalization, health, disability and related Employee Benefit Plans of Protexx.

    16.58.            “Protexx Interests” means al the ownership interests of Protexx outstanding immediately after the Software Transfers and immediately prior to the Asset Purchase.

    16.59.            “Protexx’s Knowledge” means that neither the record owners of any equity shares of Protexx, nor any of the other Persons listed on Schedule 16.8, have any actual knowledge or implied knowledge that the statement made is incorrect. For this purpose, “implied knowledge” means all information available in the books, records and files of Protexx and/or 22THEN and all information that individuals holding similar positions in a business comparable to the Protexx Business should reasonably have been expected to know in the course of operating and managing the business and affairs of Protexx or 22THEN, respectively.

    16.60.            “Protexx Shareholder Approval” means the affirmative vote of Protexx Shareholders holding a majority of the outstanding shares of equity securities of Protexx represented at a meeting of Protexx Shareholders at which a quorum is present.

    16.61.            “Protexx’s Operations” for purposes of this Agreement only, means the operation of Protexx’s Business, as conducted by Protexx immediately prior to Closing, and as conducted after Closing by Acquisition and its subsidiaries under WidePoint’s control, as such business operations may be expanded, contracted or otherwise changed after Closing as a result of: (a) expansion or contraction of services, offerings or customer base; (b) development of product enhancements or improvements; (c) development of new releases or new versions of products having substantially similar functional capabilities and market scopes; (d) discontinuance of unsuccessful services, products, product enhancements, product releases or other projects; and (e) other factors generally affecting Acquisition’s and/or WidePoint’s overall business or the industry in which WidePoint and/or Acquisition is then operating; in all cases ((a) through (e)) subject to the applicable provisions of Section 13.1.

    16.62.            “Protexx Retirement Plan” shall have the meaning set forth in Section 11.2.

    16.63.            “Protexx Software” shall have the meaning set forth in Section 4.13.

    16.64.            “Purchase Price” shall have the meaning set forth in Section 3.1(a).

    16.65.            “Real Property” means any real estate, land, building, condominium, town house, structure or other real property of any nature, all shares of stock or other ownership interests in cooperative or condominium associations or other forms of ownership interest through which interests in real estate may be held, and all appurtenant and ancillary rights thereto, including easements, covenants, water rights, sewer rights and utility rights.

    16.66.            “Recent Balance Sheet” shall have the meaning set forth in Section 4.7.

    16.67.            “Receivables List” shall have the meaning set forth in Section 3.2(a).

    16.68.            “Acquisition’s Operations” means the continuation of the operation of Protexx’s Business after Closing by Acquisition under WidePoint’s control (and no other business that may be operated by Acquisition before, as of, or after the Closing), as such business operations may be expanded, contracted or otherwise changed after Closing as a result of: (a) expansion or contraction of services, offerings or customer base; (b) development of product enhancements or improvements; (c) development of new releases or new versions of products having substantially similar functional capabilities and market scopes; (d) discontinuance of unsuccessful services, products, product enhancements, product releases or other projects; and (e) other factors generally affecting the Acquisition’s and/or WidePoint’s overall business or the financial services industry; in all cases ((a) through (e)) subject to the applicable provisions of Section 13.1.

    16.69.            “SEC” means the United States Securities and Exchange Commission.

    16.70.            “Software” means any computer program, operating system, applications system, firmware or software of any nature related to Protexx’s Business as conducted immediately prior to Closing, whether operational, under development or inactive, including all object code, source code, algorithm (including any and all intellectual property owned or possessed by 22THEN at the time of the merger of 22THEN with and into Protexx), processes, formulae, interfaces, navigational devices, menu structures or arrangements, icons, operational instructions, scripts, commands, syntax, screen design, report design and other designs, concepts, and visual expressions, technical manuals, user manuals and other documentation therefor, whether in machine-readable form, programming language or any other language or symbols, and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature.

    16.71.            “Software Transfers” shall have the meaning set forth in the introductory paragraphs of this Agreement.

    16.72.            “Specified Assets” shall have the meaning set forth in Section 2.1(a).

    16.73.            “Specified Contracts” shall have the meaning set forth in Section 4.14.

    16.74.            “WidePoint Group” shall mean WidePoint and all existing and future subsidiaries of WidePoint, including Acquisition.

    16.75.            “Acquisition” shall have the meaning set forth in the introductory paragraphs of this Agreement.

    16.76.            “Tangible Property” means any furniture, fixtures, leasehold improvements, vehicles, office equipment, computer equipment, other equipment and all forms, supplies or other tangible personal property of any nature.

    16.77.            “Tax” or “Taxes” shall mean any federal, state, local, territorial, provincial, or foreign income, net income, gross receipts, single business, unincorporated business, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code § 59A), customs duties, capital stock, franchise, profits, gains, withholding, FICA, social security (or similar), payroll, unemployment, disability, workers compensation, real property, personal property, ad valorem, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether or not disputed.

    16.78.            “Tax Returns” shall mean any return, declaration, report, estimate, claim for refund, or information return or statement relating to, or required to be filed in connection with, any Taxes, including any schedule, form, statement, or attachment thereto, and including any amendment thereof.

    16.79.            “Transactions” shall have the meaning set forth in the introductory paragraphs of this Agreement.

    16.80.            “Unaudited Financial Statements” shall have the meaning set forth in Section 4.7.

[BALANCE OF PAGE INTENTIONALLY BLANK]

        WITNESS THE DUE EXECUTION AND DELIVERY HEREOF AS OF THE DATE FIRST STATED ABOVE.

WIDEPOINT CORPORATION

By:  /s/ Steve Komar
        Name:  Steve Komar
        Title:  Chief Executive Officer

PROTEXX INCORPORATED

By:  /s/ Peter Letizia
        Name:  Peter Letizia
        Title:  Chief Executive Officer and President

PROTEXX Acquisition Corporation

By:  /s/ James T. McCubbin
        Name:  James T. McCubbin
        Title:  Chief Financial Officer

/s/ Peter Letizia
Peter Letizia, Individually

/s/ Charles B. Manuel
Charles B. Manuel, Jr., Individually

/s/ William Tabor
William Tabor, Individually